Exhibit 10.1

Basic Lease Information Sheet

1.	Date of Lease	May 23, 2006

2.	Tenant:	SAFECO INSURANCE COMPANY OF AMERICA, a Washington corporation

3.	Tenant’s Address Prior to Occupancy:	4300 Brooklyn Avenue NE Seattle, WA 98185 Attn: Corporate Real Estate With copy to: Alston, Courtnage & Bassetti LLP Attn: Michael S. Courtnage 1000 Second Avenue, Suite 3900 Seattle, WA 98104-1045

4.	Tenant’s Address After Occupancy	1001 Fourth Avenue, Suite [Suite # to be designated by Tenant using any floor of the Premises.] Seattle, WA 98154

		With copy to:

		Alston, Courtnage & Bassetti LLP Attn: Michael S. Courtnage 1000 Second Avenue, Suite 3900 Seattle, WA 98104-1045

5.	Landlord:	NOP 1001 FOURTH LLC, a Delaware limited liability company

6.	Landlord’s Address:	c/o Hines Interests 1001 Fourth Avenue, Suite 3615 Seattle, WA 98154
7.	Initial Premises Rentable Area:	Floor	Rentable Square Feet
		8	17,766
		9	17,564
		10	17,569
		11	17,569
		12	17,569
		13	17,569
		14	17,569
		15	17,569
		16	17,569
		17	17,569
		27	18,116
		28	18,116
		29	18,116
		30	18,118
		31	18,116
		47	18,138

A

8.	Net Rentable Area/Tenant’s Proportionate Share:	Net Rentable Area of Premises: 284,602 square feet Tenant’s Proportionate Share: Thirty-nine and 88/100 percent (39.88%)

9.	Term Commencement Date:	See Article 2

10.	Term:	Initial Lease Term: Eleven (11) Years following the Term Commencement Date (as defined in Section 2.l(a) below) Extension Term(s): Two (2) options for five (5) years each

11.	Annual Base Rent per square foot of Net Rentable Area (net of Operating Costs) by year and floor:

	Floors 8 - 17	Floors 27 - 31	Floor 47
Year 1	$13.00	$13.00	$20.50
Year 2	$14.00	$14.00	$21.50
Year 3	$15.00	$15.00	$22.50
Year 4	$16.00	$16.00	$23.50
Year 5	$17.00	$17.00	$24.50
Year 6	$18.00	$18.00	$25.50
Year 7	$19.00	$19.00	$26.50
Year 8	$20.00	$20.00	$27.50
Year 9	$21.00	$21.00	$28.50
Year 10	$22.00	$22.00	$29.50
Year 11	$23.00	$23.00	$30.50
Year 12	$24.00	$24.00	$31.50

12.	Parking:	Tenant shall lease one (1) parking pass per one thousand five hundred (1,500) square feet of Net Rentable Area pursuant to Section 14.23.

13.	Cash Allowance:	Fifty-eight and 50/100 Dollars ($58.50) per square foot of Net Rentable Area in the Initial Premises, to be used as provided in Exhibit C

14.	Broker(s):	Landlord’s Broker: Pacific Real Estate Partners, Inc. Tenant’s Broker: Pacific Real Estate Partners, Inc.

/ 5/23/06	/
Tenant’s Initials/Date	Landlord’s Initials/Date

B

i

6.2	Construction of Tenant Improvements	22
6.3	Telecommunications	22
6.4	Taxes on Personal Property and Tenant Extra Improvements	23
6.5	Repairs by Tenant	23
6.6	Waste	23
6.7	Alterations, Additions, Improvements	23
6.8	Liens	24
6.9	Compliance With Laws and Insurance Standards	24
6.10	Entry for Repairs, Inspection, Posting Notices, Etc	25
6.11	No Nuisance	25
6.12	Rules and Regulations	25
6.13	Surrender of Premises on Termination	26
6.14	Corporate Authority	26
6.15	Utilities	26

ARTICLE 7	Hazardous Materials	27

7.1	Prohibition and Indemnity With Respect to Hazardous Materials	27
7.2	Definitions	27
7.3	Asbestos	28

ARTICLE 8	Assignment or Sublease	29

8.1	Consent Required	29
8.2	Transfers to Qualified Transferees, Joint Ventures	29
8.3	Landlord’s Options	30
8.4	Division of Excess Rent	30
8.5	Tenant Not Released	30
8.6	Written Agreement	31
8.7	No Transfer Period	31
8.8	Conditions	31
8.9	Expenses	31
8.10	No Restriction on Landlord	31
8.11	No Leasehold Financing	31

ARTICLE 9	Condition and Operation of the Building	31

9.1	No Warranty	31
9.2	Building Alterations	32

ARTICLE 10	Lender Rights	32

10.1	Subordination	32
10.2	Attornment	32
10.3	REAs	33
10.4	Estoppel Certificate	33

ARTICLE 11	Insurance	33

11.1	Landlord’s Property Insurance	33
11.2	Liability Insurance	33
11.3	Tenant’s Insurance	33
11.4	Indemnity and Exoneration	35
11.5	Indemnity for Liens	35

11.6	Waiver of Subrogation Rights	35

ARTICLE 12	Casualty and Eminent Domain	36

12.1	Damage and Destruction	36
12.2	Condemnation	37

ARTICLE 13	Default	38

13.1	Events of Default	38
13.2	Remedies Upon Default	39
13.3	Damages Upon Termination	40
13.4	Computation of Rent for Purposes of Default	40
13.5	Late Charge	40
13.6	Remedies Cumulative	41
13.7	Tenant’s Remedies	41

ARTICLE 14	Miscellaneous	41

14.1	No Waiver	41
14.2	Holding Over	42
14.3	Attorneys’ Fees	42
14.4	Amendments	42
14.5	Transfers by Landlord	42
14.6	Severability	43
14.7	Notices	43
14.8	Building Planning	43
14.9	No Option	43
14.10	Integration and Interpretation	43
14.11	Quitclaim	44
14.12	No Easement for Light, Air and View	44
14.13	No Merger	44
14.14	Memorandum of Lease	44
14.15	Survival	44
14.16	Financial Statements	44
14.17	No Joint Venture	44
14.18	Successors and Assigns	45
14.19	Applicable Law	45
14.20	Time of the Essence; Force Majeure	45
14.21	Confidentiality	45
14.22	Interpretation	45
14.23	Parking	45
14.24	Brokers	47
14.25	USA Patriot Act Disclosures	47
14.26	Bike Storage	47
14.27	Conference Center; Rooftop Deck	47
14.28	Roof Access	48
14.29	Counterparts	48

Attachments:

Exhibit A	Floor Plan of the Premises
Exhibit B	Legal Description of the Real Property
Exhibit C	Work Letter
Exhibit D	Rules and Regulations
Exhibit E	Lease Commencement Certificate
Exhibit F	Form of Estoppel Certificate
Exhibit G	Asbestos Disclosure
Exhibit G-l	Asbestos Standards
Exhibit H	Form of SNDA
Exhibit I	Janitorial Specifications

SCHEDULE OF DEFINED TERMS

	Section No.	Page No.
ACM	Section 7. 3	28
Adjustment Date	Section 2.6(b)	7
Affected Space	Section 8.3	30
Alterations	Section 6.7	23
Antenna	Section 14.28	48
Asbestos Standards	Section 1.1(c)	2
Base Building Improvements	Exhibit C, Paragraph 1	1
Basic Services	Section 5.1	17
Bike Storage Area	Section 14.26	47
Blocked Persons	Section 14.25	47
Building Components	Section 1.2	3
Building Conference Center	Section 14.27	47
Building	Section 1.1(a)	1
Building Standard Improvement	Section 5.7	20
Business Days	Section 5.2	19
CAD	Exhibit C, Paragraph 5	2
Cash Allowance	Exhibit C, Paragraph 14	5
Claims	Section 7.1	27
Common Areas	Section 1.3	4
Conceptual Plans	Exhibit C, Paragraph 4	2
Contraction Date	Section 2.8	9
Contraction Space	Section 2.8	9
Control	Section 8.2	29
Controllable Operating Costs	Section 4.8	16
Cost Statement	Section 4.6	15
Covered Parties	Section 14.25	47
CPI Index	Section 13.4(b)	40
Delivery Date	Section 2.1(a)	5
Design Manual	Section 6.1	22
Estimated Operating Costs	Section 4. 2	10
Event of Default	Section 13.1	38
Executive Order	Section 14.25	47
Expansion Allowance	Section 1.1(b)(ii)	2
Expansion Option	Section 1.1(b)	1
Expansion Space	Section 1.1(b)	1
Expiration Date	Section 2.1(a)	5
Extension Option	Section 2.1(b)	5
Extension Terms	Section 2.1(b)	5
Extra Services	Section 5.4	19
Fair Market Rent	Section 2.6(c)	7
Floor Commencement Date	Section 2.1(a)	5
Force Majeure	Section 14.20	45
Garage	Section 14.23	46
Hazardous Material	Section 7.2(a)	27
Hazardous Materials Claims	Section 7.2(b)	28
Hazardous Materials Laws	Section 7.2(c)	28
HVAC	Section 5.1(b)	17

v

Initial Premises	Section l.l(a)	1
Initial Term	Section 2.1(a)	5
Landlord	Introduction	1
Landlord Parties	Section 6.5	23
Laws	Section 6.9(a)	24
Lead Tenant Rights	Section 1.5	4
Lease	Introduction	1
List	Section 14.25	47
Major Vertical Penetrations	Section 1.2	3
Minimum Occupancy Requirement	Section 1.5	4
Net Rentable Area	Section 1.4	4
Normal Office Hours	Section 5.2	19
OFAC	Section 14.25	47
Operating Costs Adjustment	Section 4.6	15
Operating Costs	Section 4.4	11
Parking Pass	Section 14.23	45
Parking Rent	Section 14.23	45
Permitted Hazardous Materials	Section 7.2(d)	28
Permitted Use	Section 2.4	7
Premises	Section l.l(d)	3
Provider	Section 6.3	22
Qualified Auditor	Section 4.8(d)	16
Qualified Joint Venture	Section 8.2	29
Qualified Transferee	Section 8. 2	29
Rate Chart	Section 14.23	45
Real Property	Section l.l(a)	1
Real Property Taxes	Section 4.4(j)	12
Reletting Expenses	Section 13.2(b)	39
Rent	Section 2.5	7
Reserved Parking	Section 14.23	46
Rooftop Deck	Section 14.27	47
Rules and Regulations	Section 6.12	25
Scheduled Delivery Dates	Section 2.l(a)	5
Senior Instruments	Section 10.1	32
Senior Parties	Section 10.1	32
Storage Rent	Section 14.26	47
Submission	Section 2.6(c)(i)	8
Successor	Section 10.2	32
Supplemental Parking	Section 14.23	45
Tenant Extra Improvements	Exhibit C, Paragraph 2	1
Tenant Improvements	Exhibit C, Paragraph 2	1
Tenant	Introduction	1
Tenant Parties	Section 6.5	23
Tenant’s Personal Property	Section 6.4	23
Tenant’s Proportionate Share	Section 4.3	10
Term Commencement Date	Section 2.1(a)	5
Term	Section 2.1(b)	6
TI Architect	Exhibit C, Paragraph 3	1
TI Construction Contract	Exhibit C, Paragraph 9	4
Total Affected Space	Section 8.3	30
Transfer	Section 8.1	29
Transferee	Section 8.1	29
Valet Parking	Section 14.23	46
Working Drawings	Exhibit C, Paragraph 5	2

OFFICE BUILDING LEASE

This Office Building Lease (the “Lease”) is made and entered into as of the date specified in Item 1 of the Basic Lease Information Sheet attached hereto and incorporated herein by this reference, by and between NOP 1001 FOURTH LLC, a Delaware limited liability company (“Landlord”) and SAFECO INSURANCE COMPANY OF AMERICA, a Washington corporation (“Tenant”). Tenant authorizes Landlord to insert the date of Landlord’s execution hereof on the Basic Lease Information Sheet as the date of this Lease.

Now, therefore, in consideration of the mutual covenants and agreements contained in this Lease, the parties agree as follows:

ARTICLE 1

Premises

1.1 Lease.

(a) Initial Premises. Subject to the terms, covenants and conditions set forth herein, Landlord leases to Tenant and Tenant leases from Landlord those certain premises identified in the Basic Lease Information Sheet as Item 7, which are schematically depicted on the floor plans attached hereto as Exhibit A (the “Initial Premises”). The Initial Premises are deemed to contain two hundred eighty-four thousand six hundred and two (284,602) square feet of Net Rentable Area. The Initial Premises are a part of the building and other improvements, including common areas (collectively, the “Building”), located on the real property situated in the City of Seattle, County of King, State of Washington, legally described on Exhibit B (the “Real Property”).

(b) Expansion Option. Subject and subordinate to the rights of any other tenant in the Building under any lease that is either currently in place or entered into by Landlord with respect to any increment of space offered to Tenant as Expansion Space if Tenant does not exercise its Expansion Option on such space, including any expansion, extension or renewal rights granted to such tenant, Tenant shall have a continuing right to expand the square footage of the Initial Premises (the “Expansion Option”) by exercising a first right to lease all or part of any space on any floor of the Building that is adjacent to any floor then leased and occupied by Tenant or any other space in the Building that contains more than ten thousand (10,000) square feet of Net Rentable Area, that is available to lease from time to time (the “Expansion Space”). Tenant’s Expansion Option shall be personal to Tenant and may not be exercised by any Transferee (other than a Qualified Transferee under Section 8 below who takes an assignment of all of Tenant’s rights under this Lease) or for the benefit of any Transferee (other than a Qualified Transferee under Section 8 below who takes an assignment of all of Tenant’s rights under this Lease and subtenants of up to two (2) floors of the Premises) without Landlord prior written consent. Tenant’s Expansion Option shall be exercised at the following times and in accordance with the following terms and conditions:

(i) Prior to Commencement of Tenant Improvement Construction. Prior to the commencement of construction of the Tenant Improvements (as defined in Exhibit C) in the Initial Premises, Landlord shall notify Tenant in writing of any proposal by Landlord to lease all or part of the Expansion Space to a third party which notice shall include the proposed delivery date for the space. If Landlord delivers a notice pursuant to the preceding sentence, within ten (10) Business Days after receipt of Landlord’s notice, Tenant may exercise its Expansion Option with respect to the Expansion Space described in such notice by written notice to Landlord. If Tenant leases any the Expansion Space under this Section l.l(b)(i), the square footage of such space shall be added to the square footage of the Initial Premises and Tenant shall lease such Expansion Space subject to all of the terms and conditions of this Lease, including, but not limited to, those terms and conditions relating to Base Rent, the Term, the Cash Allowance and parking except that Landlord shall not be required to commit to any particular delivery date nor pay any penalty for late delivery under Section 2.2 below. Landlord shall make good faith efforts to deliver the space on the date specified in the notice but Tenant acknowledges that the Landlord can only deliver the space after the prior occupant vacates the space.

(ii) After Commencement of Tenant Improvement Construction. After the commencement of construction of Tenant Improvements in the Initial Premises and throughout the Initial Term, Landlord shall provide Tenant with written notice before Landlord markets for lease all or any portion of the Expansion Space which notice shall identify the Net Rentable Area, proposed Base Rent and the amount of tenant improvement allowance that Landlord will pay with respect to such space (the “Expansion Allowance”), and whether any asbestos in that Expansion Space has been or will be abated prior to delivery to Tenant. If Landlord delivers a notice pursuant to the preceding sentence, within ten (10) days after receipt of Landlord’s notice, Tenant may exercise its Expansion Option with respect to the Expansion Space described in such notice by written notice to Landlord. If Tenant leases any Expansion Space under this Section 1.1(b)(ii), the square footage of such space shall be added to the square footage of the Initial Premises, and Tenant shall lease such Expansion Space subject to all of the terms and conditions of this Lease, except that: (A) Base Rent for the Expansion Space shall be established at the then current Fair Market Rent (as defined in Section 2.6(c) with consideration given to the amount of the Expansion Allowance) determined as of the date the Expansion Space is added to the Premises, but in no event less than Tenant’s then current Base Rent for space on floors 8-17 of the Initial Premises; (B) Landlord shall pay the Expansion Allowance in lieu of the Cash Allowance; provided, however, that the Expansion Allowance (stated on a per square foot basis) shall never be more than the Cash Allowance for the Initial Premises prorated based on the number of months then remaining in the Initial Term (Fifty-eight and 50/100 Dollars ($58.50) multiplied by a fraction the numerator of which is the number of months then remaining in the Initial Term and the denominator of which is 132); and (C) Landlord shall not be required to commit to any particular delivery date nor pay any penalty for late delivery under Section 2.2 below. The Expansion Allowance for each increment of Expansion Space shall be paid according to the procedures for payment of the Cash Allowance for the Initial Premises under Exhibit C. Notwithstanding anything herein to the contrary, after the eighty-fourth (84th) month of the Initial Term, Tenant may not exercise the Expansion Option unless Tenant has previously exercised or simultaneously exercises the first Extension Option under Section 2.1(b) below.

(iii) No Default. Notwithstanding anything to the contrary in this Section 1.1(c). Tenant shall not have the right to lease any Expansion Space at any time during which an uncured Event of Default (as defined in Section 13.1) exists under this Lease.

(c) Condition of Space.

(i) Initial Premises. Landlord shall deliver each floor of the Initial Premises to Tenant in a broom clean condition with (A) all existing improvements removed, (B) asbestos on such floor abated or encapsulated in accordance with the standards attached hereto as Exhibit G-l (the “Asbestos Standards”), and (C) all Building Systems serving such floors in working order. In addition, within two (2) weeks after Landlord delivers each floor of the Initial Premises to Tenant Landlord shall complete the following: (D) the heating ventilation and air conditioning system shall be in place with the main loop installed for the shell and core (all distribution and VAV boxes to be provided by Tenant as part of the Tenant Improvements), (E) the main sprinkler loop shall be installed with the minimum number of Building standard sprinkler heads required by applicable Law for the shell and core. During completion of items (D) and (E) Tenant’s work in the Premises shall take priority and Landlord shall cooperate with Tenant’s contractor to coordinate such work.

(ii) Abated Expansion Space. If the asbestos on the floor on which the Expansion Space is located has already been abated or encapsulated in accordance with the Asbestos Standards when Tenant exercises its Option to Expand into such space, then Landlord shall deliver that increment of Expansion Space to Tenant in its then-current “as is” condition and shall pay the Expansion Allowance as provided above.

(iii) Unabated Expansion Space. If the asbestos on the floor on which the Expansion Space is located has not already been abated or encapsulated in accordance with the Asbestos Standards when Tenant exercises its Option to Expand into such space, Landlord shall deliver that increment of Expansion Space to Tenant in its then-current as is condition and shall not be required to make any alterations to such space except that if and when Tenant takes possession of a full floor of Expansion Space Landlord shall (A) remove all existing improvements, (B) install the heating ventilation and air conditioning system with the main loop installed for the shell and core (all distribution and VAV boxes to be provided by Tenant as part of the Tenant Improvements), (C) install the main sprinkler loop with the minimum number of Building standard sprinkler heads required by applicable Law for the shell and core, (D) abate or encapsulate asbestos on such floor in accordance with the Asbestos Standards, and (E) ensure that all Building systems serving such floor are in working order. If Tenant occupies a partial floor of Expansion Space that has not had asbestos abated or encapsulated in accordance with the Asbestos Standards and if, at a later date, Tenant leases the entire floor as Expansion Space, Landlord, at Landlord’s expense, when space becomes available, shall temporarily relocate Tenant’s operations on such unabated floor into other space in the Building and shall complete the foregoing work. Alternatively, if Tenant leases a partial floor of Expansion Space that has not had asbestos abated or encapsulated in accordance with the Asbestos Standards and at a later date Tenant leases a different full floor of Expansion Space that has been abated or encapsulated in accordance with the Asbestos Standards, then Tenant may elect to (1) continue to lease the partial floor in its as-is condition, or (2) surrender the partial floor to Landlord and relocate from the partial floor onto the full floor and the partial floor shall no longer be part of the Premises after it is surrendered to Landlord. Tenant shall only be entitled to the Expansion Allowance when it occupies abated Expansion Space and Landlord shall never be required to abate asbestos on a partial floor.

(d) Definition of Premises. The term “Premises” as used in this Lease shall include the Initial Premises, the Lobby Area and the Expansion Space, if any, leased by Tenant pursuant to Section 1.1(c).

1.2 Landlord’s Reserved Rights. In addition to all other rights reserved by Landlord under this Lease, Landlord reserves from the leasehold estate hereunder, and the Premises shall not include, (a) the exterior surfaces of the walls and windows bounding the Premises, and (b) all space located within the Premises for Major Vertical Penetrations (as defined below), conduits, electric and all other utilities, heating ventilation and air-conditioning and fire protection and life safety systems, sinks or other Building facilities that do not constitute Tenant Improvements (collectively, “Building Components”). Landlord shall have the use of the Building Components and access through the Premises for operation, maintenance, repair or replacement thereof. Landlord shall have the right from time to time, to install, remove or relocate any of the Building Components within the Premises to locations within the core of the Building within the Premises so long as Landlord does not unreasonably interfere with Tenant’s access to or use of the Premises. As used herein, the term “Major Vertical Penetrations” shall mean the area or areas within Building stairs (excluding the landing at each floor), elevator shafts, and vertical ducts that service more than one floor of the Building. The area of Major Vertical Penetrations shall be bounded and defined by the dominant interior surface of the perimeter walls thereof (or the extended plane of such walls over areas that are not enclosed). Major Vertical Penetrations shall exclude, however, areas for the specific use of Tenant or installed at the request of Tenant, such as special stairs or elevators.

1.3 Common Areas. Tenant shall have the nonexclusive right (in common with other tenants or occupants of the Building, Landlord and all others to whom Landlord has granted or may hereafter grant such rights) to use the Common Areas, subject to the Rules and Regulations (as defined in Section 6.12 below). Landlord may at any time close temporarily any Common Areas to make repairs or changes therein or to effect construction, repairs, or changes within the Building, or to prevent the acquisition of public rights in such areas, or to discourage parking by parties other than tenants, and may do such other acts in and to the Common Areas as in its judgment may be desirable. Landlord may from time to time permit limited portions of the Common Areas to be used exclusively by specified tenants so long as such use does not unreasonably impact or interfere with Tenant’s access to or use of the Premises or demonstrably increase its costs or otherwise unreasonably reduce its rights hereunder. Landlord may also, from time to time, place or permit customer service and information booths, kiosks, stalls, push carts and other merchandising facilities in the Common Areas. All rents and revenues received by Landlord for the use of the Common Areas shall be applied as an offset against Operating Costs. “Common Areas” shall mean any of the following or similar items (a) to the extent included in the Building the total square footage of areas of the Building devoted to nonexclusive uses such as ground floor lobbies, seating areas and elevator foyers; fire vestibules; mechanical areas; restrooms and corridors on all floors (other than on full floors within the Premises); elevator foyers and lobbies on multi-tenant floors; electrical and janitorial closets; telephone and equipment rooms; and other similar facilities maintained for the benefit of Building tenants and invitees, but shall not mean Major Vertical Penetrations; and (b) all parking garage vestibules; restrooms; loading docks; locker rooms, exercise and conference facilities available for use by Building tenants (if any); walkways, roadways and sidewalks; trash areas; mechanical areas; landscaped areas including courtyards, plazas and patios; and other similar facilities maintained for the benefit of Building tenants and invitees.

1.4 Calculation of Net Rentable Area. The term “Net Rentable Area” as used in this Lease shall mean the area or areas of space within the Building determined by Landlord from time to time in accordance with Landlord’s customary formula for measuring rentable area within the Building, which starts with the useable area calculated under the “Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996” and adds a load factor of fourteen percent (14%) for single tenant floors and twenty-two percent (22%) for multi-tenant floors to allocate to the Premises a portion of the common areas and service areas of the Building. Landlord and Tenant hereby confirm and stipulate that the number of square feet of Net Rentable Area for the Premises initially leased by Tenant pursuant to this Lease (i) is as set forth in the Basic Lease Information Sheet, (ii) has been calculated in accordance with Landlord’s standard rentable area measurement standards used for the Building, and (iii) is not subject to remeasurement, adjustment or modification, and accordingly, there shall be no modification or adjustment of the Base Rent, Tenant’s Proportionate Share, the Cash Allowance (if any) or any other dollar amounts set forth in this Lease which are based upon square footage.

1.5 Lead Tenant Rights. Landlord and Tenant acknowledge that due to the size of the Premises, Landlord has granted Tenant certain rights that would not otherwise be available to lesser tenants in the Building including Tenant’s Expansion Option and Tenant’s rights with respect to the name of the Building under Section 5.9 (the “Lead Tenant Rights”). Notwithstanding anything to the contrary in this Lease, the Lead Tenant Rights shall only be effective so long as Tenant satisfies the following “Minimum Occupancy Requirement” : Tenant must lease and occupy at least one hundred fifty thousand (150,000) square feet of Net Rentable Area under this Lease provided that, for purposes of determining whether Tenant satisfies the Minimum Occupancy Requirement, up to two (2) full floors of subleased space within the Premises shall be treated as “occupied” by Tenant. If at any time during the Term or any Extension Term Tenant ceases to satisfy the Minimum Occupancy Requirement, Landlord may, by written notice delivered to Tenant at any time thereafter, permanently revoke the Lead Tenant Rights in Landlord’s sole discretion and the Lead Tenant Rights shall terminate and be of no further force or effect unless Tenant again satisfies the Minimum Occupancy Requirement within thirty (30) days after delivery of such notice.

ARTICLE 2

Term, Use of Premises. Base Rent and Option to Contract

2.1 Term.

(a) Initial Term. This Lease shall be effective and binding upon the parties in accordance with its terms upon mutual execution. Except as otherwise provided herein, the term “Term

Commencement Date” shall mean the last Floor Commencement Date (as defined below) for the Initial Premises (if the last Floor Commencement Date occurs on the first day of a calendar month) and otherwise means the first day of the first calendar month that commences after the last Floor Commencement Date. “Initial Term” of this Lease shall mean the number of years set forth in the Basic Lease Information Sheet as Item 10, commencing on the Term Commencement Date through and including the Expiration Date. “Expiration Date” shall mean the last day of the Term or such earlier date upon which this Lease is terminated pursuant to the terms hereof.

The “Floor Commencement Date” for any floor of the Premises shall be the earlier of (a) the date that is four (4) months after the date on which Landlord delivers possession of such floor to Tenant in the condition required hereunder (the “Delivery Date”), or (b) the date on which Tenant takes occupancy of such floor. Landlord may deliver the floors at different times, but each time shall deliver possession of all of the Net Rentable Area included on at least (2) full floors provided that access to the final increment of the each set of floors of Initial Premises may be less than two (2) floors.

Landlord and Tenant shall each work in good faith to facilitate Tenant’s occupancy of the entire Premises as soon as reasonably possible after the date of this Lease. Landlord shall use good faith efforts to keep Tenant informed as to the anticipated delivery schedule for each floor including the steps taken to relocate any existing tenants or to evict any holdover tenants. Landlord shall use diligent and commercially reasonable efforts to cause the Delivery Date for each increment of the Initial Premises to take place according to the following schedule (the “Scheduled Delivery Dates”):

Floors	Scheduled Delivery Date
Floors 10 - 17	August 1, 2006

Floors 8, 9, 47	December 1, 2006

Floors 27 - 31	June 30, 2007

If any tenant currently occupying any portion of the Premises does not vacate such space upon termination of its lease then Landlord shall promptly take and shall diligently pursue all necessary legal action to gain possession of such space. Landlord needs to relocate tenants prior to delivering portions of the Premises to Tenant, Landlord shall use commercially reasonable and diligent efforts to enforce its rights to relocated the tenants pursuant to the terms of their leases.

(b) Extension Terms. Provided that an uncured Event of Default does not exist at the time of exercise, Tenant shall have two (2) consecutive options (each an “Extension Option”) to extend the Term of this Lease with respect to whole floors of the Premises comprising at least one hundred fifty thousand (150,000) square feet of Net Rentable Area for the number of years set forth in the Basic Lease Information Sheet as “Extension Terms” in Item 10, commencing on the day after the expiration of the Initial Term or the first Extension Term (as applicable), subject to all of the terms and conditions of this Lease, except that Base Rent shall be adjusted as provided in Section 2.6(b) below. If an uncured Event of Default exists at the time Tenant exercises an Extension Option, then Landlord shall, in its sole discretion, have the right to cancel the Extension Option until such Event of Default is cured. Tenant shall provide Landlord with irrevocable written notice of Tenant’s intent to exercise the Extension Option specifying the portion of the Premises for which the Expansion Option is being exercised no later than fourteen (14) months prior to the expiration of the Initial Term or the first Extension Term (as applicable). If Tenant does not exercise its Extension Option by such date, at any time thereafter Landlord may notify Tenant in writing that Tenant has missed the deadline for exercising the Extension Option and Tenant shall have a period often (10) days after the effective date of such notice within which to exercise the Extension Option. If Landlord delivers such notice and Tenant does not deliver a notice of exercise by such date then the Extension Option shall immediately terminate and be of no further force or effect and this Lease shall terminate on the scheduled Expiration Date. If Landlord does not deliver such notice then Tenant may exercise the Expansion Option no later than eight (8) months prior to the expiration of the Initial Term or the first Extension Term (as applicable) and if Tenant does not deliver a notice of exercise within such time period then the Extension Option shall immediately terminate and be of no further force or effect and this Lease shall terminate on the scheduled Expiration Date. If Tenant does not exercise the first Extension Option then the second Extension Option shall immediately terminate and be of no further force or effect. The Extension Options shall be personal to Tenant, and may not be exercised by any Transferee (other than a Qualified Transferee under Section 8 below who takes an assignment of all of Tenant’s rights under this Lease) or for the benefit of any Transferee (other than a Qualified Transferee under Section 8 below who takes an assignment of all of Tenant’s rights under this Lease and subtenants of up to two (2) floors of the Premises) without Landlord prior written consent. Landlord shall not pay any broker’s fees or commission on any renewal or extension of Tenant’s tenancy by virtue of any agreements made by Tenant. As used herein the “Term” shall mean the Initial Term and each Extension Term if validly exercised.

2.2 Delay in Delivery. If the Delivery Date for any floor of the Initial Premises does not occur on or before the Scheduled Delivery Date identified in Section 2.l(a), then Landlord shall pay Tenant a penalty for such delay in the amount set forth in the table set forth below. The Scheduled Delivery Dates shall be extended on a day for day basis for Force Majeure (as defined in Section 14.20 below) and delays caused by Tenant. The penalty amount shall be prorated on a daily basis. Any penalty due from Landlord under this Section 2.2 shall be offset against the first Rent due and payable for that floor.

The parties acknowledge that the actual damages to Tenant caused by late delivery are difficult to estimate, Landlord and Tenant agree that the penalties under this Section 2.2 constitute a fair and reasonable estimate of the damage Tenant is likely to suffer and agree that the sums set forth here shall be liquidated damages and Tenant shall have no other remedy hereunder nor claim for damages of any other kind against Landlord as a result of Landlord’s failure to deliver any portion of the Premises to Tenant in a timely manner.

Target Delivery Date	Landlord’s Penalty (shaded)
	Floors 10 - 17	Floors 8 - 9, 47	Floors 27 - 31

August 1, 2006 – September 30, 2006	None	Not applicable	Not applicable

October 1, 2006 – November 30, 2006	$0.25 per square foot per month	Not applicable	Not applicable

December 1, 2006 – June 30, 2007	$0.50 per square foot per month	Not applicable	Not applicable

July 1, 2007 – August 31, 2007	$0.75 per square foot per month	Not applicable	$2.00 per square foot per month

September 1, 2007 – September 30, 2008	$1.00 per square foot per month	Not applicable	$2.00 per square foot per month

February 1, 2007 – August 31,2007	Not applicable	$0.25 per square foot per month	Not applicable

September 1, 2007 – October 31,2007	Not applicable	$0.75 per square foot per month	Not applicable

November 1, 2007 – November 30, 2008	Not applicable	$1.00 per square foot per month	Not applicable

2.3 Confirmation. When each Floor Commencement Date and the actual Term Commencement Date are determined, Tenant shall, within ten (10) Business Days after receipt thereof, execute and return to Landlord a Rent/Lease Commencement Certificate in the form of Exhibit E attached hereto, or any similar form requested by Landlord, confirming the information thereon.

2.4 Use. Subject to the restrictions set forth in Section 7.1, Tenant shall use the Premises solely for executive, professional, corporate or administrative offices and any ancillary purposes reasonably related to office use and a cafeteria and other purposes supporting Tenant’s general office use (the “Permitted Use”) and for no other use or purpose. Notwithstanding the foregoing, for the purpose of limiting the type of use permitted by Tenant, or any party claiming through Tenant, but without limiting Landlord’s right to lease any portion of the Building to a tenant of Landlord’s choice, the Permitted Use shall not include: (a) offices of any agency or bureau of the United States or any state or political subdivision thereof; (b) offices or agencies of any foreign government or political subdivision thereof; (c) offices of any health care professionals or service organization, except for administrative offices where no diagnostic, treatment or laboratory services are performed; (d) schools or other training facilities that are not ancillary to executive, professional or corporate administrative office use; (e) retail or restaurant uses; (f) broadcast studios or other broadcast production facilities, such as radio and/or television stations; (g) product display or demonstration facilities except for Tenant’s internal purposes and not for use by the general public; (h) personnel agencies, except offices of executive search firms; (i) the right to install or operate any automatic teller or banking machine anywhere in the Building; or (j) on floors 1-5 of the Building only, any bank including any national bank, state bank, federal savings and loan association, state savings and loan association, mutual savings bank, bank holding company, foreign bank and any other similar banking institution (a “Bank”).

2.5 Payments by Tenant. As used herein, the term “Rent” shall include Base Rent, Operating Costs (as defined in Article 4 below) and all other sums payable by Tenant to Landlord. Tenant shall pay Rent at the times and in the manner herein provided. All obligations of Tenant hereunder to make payments to Landlord shall constitute Rent and failure to pay the same when due shall give rise to all of the rights and remedies provided herein.

2.6 Payment of Base Rent.

(a) General. Tenant’s obligation to pay Rent and its other obligations under this Lease shall commence for each floor of the Premises upon the Floor Commencement Date for such floor (except as expressly otherwise provided herein with respect to obligations arising earlier). The annual increases in Base Rent for all floors shall occur on the annual anniversary of the first Floor Commencement Date. Tenant shall pay the Base Rent in the amounts set forth in the Basic Lease Information Sheet as Item 11 (as the same may be adjusted from time to time hereunder) in advance on or before the first day of each calendar month during the Term and any extensions or renewals thereof. All payments of Rent due under this Lease shall be payable in advance, without demand (except as specifically provided herein) and without reduction, abatement, counterclaim or setoff (except as specifically provided herein), at the address specified in the Basic Lease Information Sheet as Item 6, or at such other address as may be designated by Landlord.

(b) Adjustment of Base Rent. If Tenant exercises an Extension Option under Section 2.1(b), the Base Rent for the Extension Term for the Floor(s) to which the Extension Option applies shall be equal to ninety-five percent (95%) of the Fair Market Rent (as defined in Section 2.6(c) below) for such floor based on a five (5) year term to begin on the first day of each Extension Term (the “Adjustment Date”) but in no event less than the Base Rent for the lower floors in the Premises in effect on the last day of the Initial Term or the first Extension Term, as applicable.

(c) Definition of Fair Market Rent. “Fair Market Rent” as of any date shall mean the rate being charged during the preceding six (6) month period by direct landlords (including

Landlord), in nonsublease, nonassignment, nonequity, nonexpansion lease transactions, for comparable space with comparable quality construction in the Building and comparable quality class A office buildings in the Seattle central business district with comparable systems, services and amenities, taking into consideration: location in the Building or other building, the quantity and quality of tenant improvements or allowances existing or to be provided versus the amounts offered by Landlord, proposed term of lease, extent of service provided or to be provided, the time the particular rate under consideration became or is to become effective and any other relevant terms, conditions or concessions but excluding brokerage commissions.

(i) Landlord’s Determination. Fair Market Rent as of any Adjustment Date shall be determined by Landlord with written notice given to Tenant not later than one hundred twenty (120) days prior to the Adjustment Date, subject to arbitration pursuant to the provisions of Section 2.6(c)(ii). Failure on the part of Landlord to give such notice in a timely manner shall not vitiate the right to require adjustment of Base Rent or delay the effective date of the adjustment in Base Rent. If Tenant disputes the amount claimed by Landlord as Fair Market Rent, the parties shall attempt to agree on Fair Market Rent within thirty (30) days thereafter. If such dispute is not resolved by mutual agreement, then either party may submit the issue to arbitration based on each party’s final proposal as to Fair Market Rent submitted in writing to the other party prior to the end of the negotiation period (each a “Submission”). Should the arbitration not be concluded prior to the Adjustment Date, Tenant shall pay Rent to Landlord after the Adjustment Date, including Base Rent adjusted to reflect Fair Market Rent as Landlord has so determined. If the amount of Fair Market Rent as determined by arbitration is greater than or less than Landlord’s determination, then any adjustment required to correct the amount previously paid shall be made by payment by the appropriate party within ten (10) days after such determination of Fair Market Rent.

(ii) Arbitration of Fair Market Rent. The award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding between the parties. The arbitration shall be conducted and determined in the City of Seattle, Washington, in accord with the then-prevailing commercial arbitration rules of the American Arbitration Association or its successor for arbitration of commercial disputes except that the procedures mandated by said rules shall be modified as follows:

(A) If the parties are unable to reach an agreement on Fair Market Rent during the period specified in Section 2.6(c)(i), the party demanding arbitration in its demand shall specify the name and address of the person to act as the arbitrator on its behalf. Each arbitrator hereunder shall be qualified as a real estate appraiser with at least five (5) years experience appraising first-class commercial office space in the Seattle central business district who would qualify as an expert witness over objection to give testimony addressed to the issue in a court of competent jurisdiction. Within ten (10) Business Days after receipt of a demand for arbitration, the recipient shall give notice to the other party specifying the name and address of the person to act as the arbitrator on its behalf. If the recipient fails to notify the other party of the appointment of its arbitrator, within or by the time above specified, then the arbitrator appointed by the other party shall be the arbitrator to determine the issue. When the arbitrator(s) have been selected, the parties shall deliver to the arbitrator(s) a copy of each party’s Submission.

(B) If two (2) arbitrators are chosen pursuant to the preceding Section, the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and, if within ten (10) Business Days after such first meeting the two arbitrators have not agreed upon a determination of Fair Market Rent, they shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators. If they are unable to agree upon such appointment within five (5) Business Days after expiration of said ten (10) Business Day period, the third arbitrator shall be selected by the parties themselves if they can agree thereon, within a further period of ten (10) Business Days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by a court of the State of Washington sitting in King County pursuant to RCW 7.04.050. Request for appointment shall be made in writing with a copy given to the other party. Each party agrees that said court shall have the power to make the appointment, provided, however, if the court does not make a determination within ten (10) days of request by either party for the appointment of a third arbitrator, appointment of such third arbitrator shall be made in accordance with the selection procedure of the commercial arbitration rules of the American Arbitration Association or its successor for arbitration of commercial disputes. The three (3) arbitrators shall decide the dispute, if it has not previously been resolved, by following the procedure set forth below.

(C) The arbitrator selected by each of the parties shall state in writing his determination of which Submission properly reflects the Fair Market Rent, supported by the reasons therefor, and shall deliver a copy to each party. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third arbitrator shall be to select which of the two (2) Submissions most closely approximates his determination of Fair Market Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the Submissions. The resolution he chooses as most closely approximating his determination of Fair Market Rent shall constitute the decision of the arbitrators and shall be final and binding upon the parties.

(D) If any arbitrator fails, refuses or is unable to act, his successor shall be appointed by him, but in the case of the third arbitrator, his successor shall be appointed in the same manner as provided for appointment of the third arbitrator. The arbitrators shall attempt to decide the issue within ten (10) Business Days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties. Each party shall pay the fees and costs of its own counsel and other consultants. The losing party shall pay the fees and costs of the arbitrators and of the expert witnesses (if any) of the prevailing party as well as those of its expert witnesses. For purposes hereof, the losing party shall be that party whose selected arbitrator’s statement of Fair Market Rent was not selected by the third arbitrator.

(E) The arbitrators shall have the right to consult experts and competent authorities with factual information or evidence pertaining to a determination of Fair Market Rent, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine. The arbitrators shall render their decision and award in writing and shall deliver copies to each party. The arbitrators shall have no power to modify the provisions of this Lease.

2.7 Partial Months. If the Term Commencement Date occurs on other than the first day of a calendar month, then Base Rent and Operating Costs for such partial calendar month shall be prorated based on the actual number of days in the month and the prorated installment shall be paid on the Term Commencement Date together with any other amounts payable on that day. If the Expiration Date occurs on other than the last day of a calendar month, then Base Rent and Operating Costs for such partial calendar month shall be prorated based on the actual number of days in the month and the prorated installment shall be paid on the first day of the calendar month in which the Expiration Date occurs.

2.8 Option to Contract. Landlord hereby grants to Tenant an option to partially terminate this Lease (the “Option to Contract”) with respect to Floor 16 and Floor 17 (the “Contraction Space”). Tenant may elect to exercise the Option To Contract effective as of the first day of either the sixty-first (61st) or ninety-first (91st) month after the Term Commencement Date (each a “Contraction Date”) on the terms and conditions set forth herein. If Tenant desires to exercise its Option to Contract, Tenant shall deliver irrevocable written notice to Landlord no less than twelve (12) months prior to the selected Contraction Date and such notice shall be effective so long as no uncured Event of Default exists at the time of exercise or on the selected Contraction Date. At the time Tenant provides its notice, Tenant shall pay Landlord a termination fee in an amount equal to the Unamortized Lease Costs (as defined below)

plus, (a) if the Contraction Date is the last day of the sixty-first (61st) month after the Term Commencement Date, an amount equal to six (6) months of Base Rent and Tenant’s Proportionate Share of Operating Costs, or, (b) if the Contraction Date is the last day of the ninety-first (91st) month after the Term Commencement Date, an amount equal to four (4) months of Base Rent and Tenant’s Proportionate Share of Operating Costs. As used herein, “Unamortized Lease Costs” shall mean all unamortized out-of-pocket costs incurred by Landlord to finalize this Lease, including Broker’s commissions, the Cash Allowance paid with respect to the Initial Premises, and legal fees, amortized on a straight-line basis over the Initial Term at an interest rate equal to 9.94% per annum which amount shall be divided by the Net Rentable Area of the Initial Premises and the per square foot number shall be multiplied by the number of square feet in the Contraction Space. If such payment is not made in a timely manner or if Tenant does not vacate the Contraction Space in a timely manner then Landlord may elect in its sole discretion to revoke Tenant’s Option to Contract and the size of the Premises shall not be adjusted, or Landlord may elect to pursue any other remedy available for such breach. If Tenant exercises its Option to Contract under this Section, Tenant’s Proportionate Share shall be adjusted and upon Landlord’s request, Tenant shall execute an amendment to this Lease or other written confirmation documenting the new Net Rentable Area in the Premises and Tenant’s revised Proportionate Share.

ARTICLE 3

Security Deposit

Intentionally Omitted.

ARTICLE 4

Payment of Operating Costs

4.1 Net Lease. This is a net lease. Except as otherwise provided herein, Base Rent shall be paid to Landlord absolutely net of all costs and expenses. The provisions of this Article 4 for payment of Operating Costs by means of periodic payment of Tenant’s Proportionate Share (as defined in Section 4.3) of Estimated Operating Costs (as defined in Section 4.2) and the Operating Costs Adjustment (as defined in Section 4.6) are intended to pass on to Tenant and reimburse Landlord for Tenant’s Proportionate Share of all costs and expenses of the nature described in Section 4.4.

4.2 Estimated Payments. Tenant shall pay Tenant’s Proportionate Share of Estimated Operating Costs in advance on or before the first day of each calendar month during the Term and any extensions or renewals thereof. “Estimated Operating Costs” for any calendar month shall mean Landlord’s estimate of Operating Costs for the calendar year within which such month falls, divided into twelve (12) equal monthly installments. Landlord shall provide Tenant with a statement setting forth the Estimated Operating Costs and Tenant’s Proportionate Share thereof within a reasonable period of time before the first Floor Commencement Date and within a reasonable period of time after the commencement of each calendar year thereafter. Landlord may adjust such estimate from time to time once during such calendar year by written notice. Until a new statement of Estimated Operating Costs is received Tenant shall continue to make the monthly payment of Estimated Operating Costs applicable to the prior year. The monthly charge for estimated Operating Costs shall be prorated for any partial month by dividing the Estimated Operating Costs by three hundred sixty-five (365) and multiplying the result by the number of days in the partial month for which Operating Costs are owed.

4.3 Tenant’s Proportionate Share. “Tenant’s Proportionate Share” shall be calculated by Landlord for each calendar year of the Term and shall mean a percentage equal to the Net Rentable Area of the Premises divided by the greater of (a) ninety-five percent (95%) of the total Net Rentable Area in the Building leased or held for lease, or (b) the Net Rentable Area of the Building actually leased to tenants. As of the date of this Lease, Tenant’s Proportionate Share is estimated to be the percentage set forth in the Basic Lease Information Sheet as Item 8.

4.4 Operating Costs. “Operating Costs” shall mean all expenses and costs (but not specific costs that are separately billed to and paid by specific tenants) of every kind and nature that Landlord shall pay or incur or become obligated to pay or incur (including, without limitation, costs incurred by managers and agents that are reimbursed by Landlord) because of or in connection with the management, repair, maintenance, replacement, preservation, ownership, and operation of the Building and any supporting facilities directly serving the Building (as allocated to the Building in accordance with standard accounting practices, consistently applied). Operating Costs shall include, but not be limited to the following types of expenses:

(a) Wages, salaries, reimbursable expenses and benefits of all on-site personnel and an allocable share of those expenses for off-site personnel engaged in the operation, repair, maintenance and security of the Building and the direct costs of training such employees. To the extent any employee is not working solely on the Project, the compensation of such employee shall be prorated so that it is proportionate to the time spent on the Project.

(b) Costs (including allocated rental) for the on-site property management office and office operation and an allocable share of those expenses for Landlord’s off-site property management office; costs of operating exercise facilities in the Building, if any, available for use by tenants, including the cost of acquiring or leasing equipment therein; and costs of operating any conference facilities in the Building, if any, available for use by tenants, including the cost of acquiring or leasing equipment therein (less revenues received in connection with the use thereof).

(c) All supplies, materials, furniture and rental equipment used in the operation and maintenance of the Building, including, without limitation, the cost of erecting, maintaining and dismantling art work and similar decorative displays commensurate with operation of a Class A office project.

(d) Utilities, including, without limitation, water, gas, power, sewer, waste disposal, communication and cable television facilities, heating, cooling, lighting and ventilation of the Building.

(e) All maintenance, extended warranties (amortized over the period of such warranty), janitorial and service agreements for the Building and the equipment therein, including, but not limited to, alarm service, window cleaning, elevator maintenance, and maintenance and repair of the Building and all Building Components.

(f) A management fee equal to three percent (3%) of all revenue (excluding such management fee) derived from the Building, including without limitation, all Rent hereunder, all rent and other payments derived from other tenants in the Building, parking revenues and other revenues derived from licenses of any other part of or right in the Building.

(g) Legal and accounting services for the Building, including, but not limited to, the costs of audits by certified public accountants of Operating Costs records; provided, however, that Operating Costs shall not include legal fees related to (i) negotiating lease terms for prospective tenants, (ii) negotiating termination or extension of leases with existing tenants, or (iii) proceedings by or against tenants.

(h) All insurance premiums and costs, including but not limited to, the premiums and cost of fire, casualty, liability, rental abatement or interruption and earthquake insurance applicable to the Building and Landlord’s personal property used in connection therewith (and all amounts paid as a result of loss sustained that would be covered by such policies but for “deductible” or self-insurance provisions); provided, however, that (A) (except for earthquake and terrorism coverage) the deductible or self-insured retention shall not exceed one hundred thousand dollars ($100,000) per occurrence (provided that this maximum deductible shall be adjusted over time to reflect increases in the CPI Index (as defined below), and (B) the deductible or self-insured retention for earthquake and terrorism coverage (or any other coverage for which deductibles are commonly stated as a percentage of value or are otherwise higher than normal casualty coverage limits) shall not exceed ten percent (10%) of Operating Costs in any calendar year. If any deductible or self-insured retention described in clause (B) is not fully recouped in the year in which the insured event occurs, the balance of the deductible shall be included in Operating Costs in subsequent years provided that the maximum pass through in any year shall not exceed ten percent (10%) of Operating Costs for that year and in no event shall the deductible for any occurrence be passed through for more than five (5) years.

(i) Repairs, replacements and general maintenance of the Building (except for repairs and replacements (x) paid for from the proceeds of insurance or warranties, or (y) paid for directly by Tenant, other tenants or any third party).

(j) All real and personal property taxes, assessments, local improvement or special benefit district charges and other governmental charges, special and general, known and unknown, foreseen and unforeseen, of every kind and nature whatsoever (i) attributable to the Real Property or the Building or levied, assessed or imposed on, the Real Property or the Building, or any portion thereof, or interest therein; (ii) attributable to or levied upon Landlord’s personal property located in and used in connection with the Building; (iii) surcharges and all local improvement or special benefit and other assessments levied with respect to the Building, the Real Property, and all other property of Landlord used in connection with the operation of the Building; (iv) any taxes levied or assessed in lieu of, in whole or in part, or in addition to such real or personal property taxes; (including, but not limited to, leasehold taxes, business and occupation taxes and taxes or license fees upon or measured by the leasing of the Building or the rents or other income collected therefrom (vi) any and all reasonable costs, expenses and attorneys’ fees paid or incurred by Landlord in connection with any proceeding or action to contest in whole or in part, formally or informally, the imposition, collection or validity of any of the foregoing taxes, assessments, charges or fee (collectively, “Real Property Taxes”). If by law any Real Property Taxes may be paid in installments at the option of the taxpayer, then Landlord shall include within Real Property Taxes for any year only those installments (including interest, if any) which would become due by exercise of such option and shall pay Real Property Taxes over the longest period of time permitted by applicable law without interest. Real Property Taxes shall not include (x) inheritance or estate taxes imposed upon or assessed against the Building, or any part thereof or interest therein, or (y) federal or state income taxes computed upon the basis of the Landlord’s net income.

(k) Amortization (together with reasonable financing charges) of capital improvements made to the Building (i) to comply with the requirements of law, ordinance rule or regulation first applied to the Building after the date of this Lease, (ii) to replace items which Landlord would be obligated to maintain under this Lease; or (iii) to improve the operating efficiency or reduce Operating Costs of the Building if Landlord reasonably believes the amortized cost will approximate the cost savings over the useful life of the item in question. As used in this Section, “amortization” shall mean allocation of the cost equally to each year of useful life of the items being amortized as reasonably determined by Landlord. Notwithstanding the foregoing, however, Landlord may treat as expenses (chargeable in the year incurred), and not as capital costs, items that on a cumulative basis are less than two percent (2%) of Estimated Operating Costs for the year in question.

(l) All charges of any kind and nature imposed, levied, assessed, charged or collected by any governmental authority or other entity either directly or indirectly (i) for or in connection with public improvements, user, maintenance or development fees, transit, parking, housing, employment, police, fire, open space, streets, sidewalks, utilities, job training, child care or other governmental services or benefits, (ii) for environmental matters or as a result of the imposition of mitigation measures, including compliance with any transportation management plan, or fees, charges or assessments as a result of the treatment of the Building, or any portion thereof or interest therein, as a source of pollution or storm water runoff.

Notwithstanding the foregoing, Operating Costs shall not include:

(i) rental on ground leases or other underlying leases and the costs of providing same;

(ii) wages, bonuses, fringe benefits and other compensation of employees above the grade of senior property manager;

(iii) cost of any HVAC, janitorial or other services provided to tenants on an extra cost basis after Normal Office Hours;

(iv) charitable or political contributions;

(v) noncash items such as depreciation, and amortization or expenditures which under generally accepted accounting principles are capital expenses, except as permitted under Section 4.4(k) (including the rental of any items that, were they purchased, would have been capital expenses);

(vi) all costs and expenses relating to any portion of the Building exclusively used for purposes other than office purposes or other than Common Areas serving office tenants;

(vii) federal, state, county or municipal taxes imposed on the income of Landlord or revenue of Landlord from the operation of the Building, except to the extent such taxes are imposed in lieu of ad valorem property taxes, provided, however, that any business and occupancy taxes incurred as a result of managing the Building shall be recoverable operating expenses;

(viii) the cost of repairs, replacements or other work occasioned by fire, windstorm or other casualty, to the extent such are actually reimbursed through insurance proceeds;

(ix) the cost of repairs, replacements or other work occasioned by the exercise of eminent domain;

(x) leasing commissions, attorneys’ fees, costs, disbursements and other expenses incurred directly in connection with solicitation of and negotiation for leases with tenants, other occupants or prospective tenants or other occupants of the Building, or similar costs incurred in connection with disputes with tenants, other occupants, or prospective tenants or other occupancy of the Building;

(xi) all “tenant allowances”, “tenant concessions” and other costs or expenses incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating tenant space for tenants or other occupants of the Building, or vacant lease space in the Building including space planning fees;

(xii) all items, utilities and services (or portion thereof) for which Tenant or any other tenant or occupant of the Building specifically reimburses Landlord;

(xiii) except for the management fee permitted under Section 4.4(f), any overhead or profit increments to any subsidiary or affiliate of Landlord for services on or to the Building and/or the Real Property, to the extent that the costs of such services materially exceed competitive costs for services of comparable scope and quality rendered by persons or entities of similar skill, competence and experience, other than a subsidiary or affiliate of Landlord;

(xiv) payment of principal, finance charges or interest on debt or amortization on any mortgage or other debt or any penalties assessed as a result of Landlord’s late payments of such amounts;

(xv) any compensation paid to clerks, attendants or other persons in commercial, for-profit concessions, if any, operated by Landlord or any subsidiary or affiliate of Landlord;

(xvi) any costs incurred in installing, operating, maintaining or owning any specialty equipment or facilities not necessary for Landlord’s operation, repair, maintenance of the Building or to provide required services for the Building and/or any associated parking facilities, including, but not limited to, any observatory, broadcasting facility (other than the Building’s music system, life support security systems, and other systems integral to the management of the Building), luncheon club, etc, with the exception of a Building conference room and helipad/deck, to the extent provided and made available to all tenants in the Building except that this exclusion shall not apply to any specialty equipment or facility that is required to be provided by any agency with jurisdiction over the Building and which is made available to all tenants in the Building and furthermore, to the extent an item of specialty equipment or facility becomes desirable in the market and Landlord presents such specialty equipment or facility to Tenant for its approval and Tenant grants such approval, the costs related to such specialty equipment or facility shall be deemed recoverable Operating Costs;

(xvii) any costs or expenses incurred with respect to the purchase, ownership, leasing, for sculpture, paintings, or other works of art, except the cost of maintaining and insuring works of art that are in Landlord’s opinion integral to the Building or required by any agency with jurisdiction over the Building and except for holiday decorations all of which shall be included in Operating Costs;

(xviii) contributions to Operating Cost reserves;

(xix) all expenses directly resulting from the Landlord’s failure to act in accordance with the ordinary and customary standard of care followed by commercial property owners or the willful misconduct of the Landlord, its agents, servants or other employees or any breach of any tenant’s lease by Landlord; (xx) all bad debt loss, rent loss, or reserve for bad debt or rent loss;

(xxi) all costs and expenses associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any Senior Party (as defined below), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Building, costs of any disputes between Landlord and its employees (if any) not engaged in Building operation, disputes of Landlord with Building management, or fees or costs paid in connection with such disputes;

(xxii) if separate fees are charged for parking, salaries and wages and other compensation related to operation of the Garage, as well as normal operating expenses related to operation of the Garage (other than Real Property Taxes);

(xxiii) any costs in connection with services (including electricity), items or other benefits of a type or quantity which are not standard for the Building and which are not available to Tenant without specific charge therefore, but which are provided to another tenant or occupant of the Building, whether or not such other tenant or occupant is specifically charged therefore by Landlord;

(xxiv) any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of asbestos and the cost of defending against claims in regard to the existence or release of asbestos at the Building;

(xxv) increases in insurance or Real Property Taxes specifically identifiable as due to any other tenant of the Building;

(xxvi) charges for electricity, water, or other utilities, services or goods and applicable taxes that any tenant, occupant, person or other party pays directly to the utility or reimburses Landlord except as part of the general reimbursement of Operating Costs;

(xxvii) cost of any work or services performed for any facility other than the Building;

(xxviii) Landlord’s general overhead and any other expense not attributable to operation and management of the Building (e.g., the activities of Landlord’s officers and executives);

(xxix) cost of initial cleaning, asbestos removal and abatement and rubbish removal from the Premises to be performed before delivery of the Premises to Tenant;

(xxx) any fees, costs or expenditures incurred in connection with negotiations, disputes and claims of other tenants or occupants of the Building;

(xxxi) costs and expenses (including fines and penalties) incurred in connection with remedying, contesting or settling any claimed violation of law or requirements of law as applied to and enforced against the Building as of the date hereof;

(xxxii) any costs for balloons, flowers or other gifts in excess of reasonable amounts;

(xxxiii) any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of asbestos or other Hazardous Materials (as defined below) and the cost of defending against claims in regard to the existence or release of Hazardous Materials at the Building, provided that this exclusion shall not apply to any liabilities, costs or expenses incurred to comply with Applicable Laws with respect to Hazardous Materials used in operation of the Building, including but not limited to cleaning supplies, batteries, lighting, construction materials and computers and for maintenance and repairs if such Hazardous Materials are used in compliance with Applicable Laws;

(xxxiv) costs incurred as a result of Landlord’s breach of any contract to which it is a party except to the extent the breach occurs in Landlord’s good faith belief that it is acting in the interest of the Building tenants in the exercise of customary property management practices;

(xxxv) all other items for which another party compensates or pays (other than as part of Operating Costs) so that Landlord shall not recover any item of cost more than once; and

(xxxvi) any fines or penalties incurred by Landlord as a result of violations of applicable Laws not in effect as of the date hereof except to the extent Landlord incurs such fines or penalties because of Landlord’s failure to operate the Building in first class manner consistent with customary property management practices.

4.5 Adjustment for Occupancy. Notwithstanding any other provision herein to the contrary, if during any year of the Term the Building is not fully occupied or all premises within the Building do not receive Basic Services (as defined in Section 5.1 below), then an adjustment shall be made in computing variable Operating Costs for such year so that variable Operating Costs shall be computed as though the Building had been fully occupied and provided with Basic Services during such year; provided, however, that in no event shall Landlord collect in total, from Tenant and all other tenants of the Building, an amount greater than one hundred percent (100%) of Operating Costs during any year of the Term. As used herein “variable Operating Costs” shall mean those Operating Costs that change due to changes in the occupancy level within the Building such as janitorial services for tenant occupied spaces.

4.6 Computation of Operating Costs Adjustment. The term “Operating Costs Adjustment” for any calendar year shall mean the difference, if any, between Estimated Operating Costs and actual Operating Costs for that calendar year. Landlord shall, within a reasonable period of time after the end of any calendar year for which Estimated Operating Costs differs from actual Operating Costs, give written notice thereof to Tenant (a “Cost Statement”). The Cost Statement shall include a statement of the total Operating Costs applicable to such calendar year and the computation of the Operating Costs Adjustment. Landlord’s failure to give such Cost Statement within a reasonable period of time after the end of any calendar year for which an Operating Costs Adjustment is due shall not release either party from the obligation to make the adjustment provided for in Section 4.7.

4.7 Adjustment for Variation Between Estimated and Actual. If Tenant’s Proportionate Share of Operating Costs for any calendar year exceeds the payments received by Landlord towards Tenant’s Proportionate Share of Estimated Operating Costs for such year, Tenant shall pay to Landlord Tenant’s Proportionate Share of the Operating Costs Adjustment within thirty (30) days after the date of the Landlord’s Cost Statement. If the Tenant’s Proportionate Share of Operating Costs for any calendar year is less than the payments received by Landlord towards Tenant’s Proportionate Share of Estimated Operating Costs for such year, then Landlord, at Tenant’s option, shall either (a) pay Tenant’s Proportionate Share of the Operating Costs Adjustment to Tenant in cash, or (b) credit said amount against future installments of Estimated Operating Costs payable by Tenant hereunder. If the Term commences or terminates at any time other than the first day of a calendar year, Tenant’s Proportionate Share of the Operating Costs Adjustment shall be calculated based upon the exact number of calendar days during such calendar year that fall within the Term, and any payment by Tenant required hereunder shall be paid even if the Term has expired when such determination is made.

4.8 Cap on Controllable Operating Costs. Notwithstanding anything in this Article to the contrary, the amount of Controllable Operating Costs charged to and payable by Tenant for each year shall not increase by more than the greater of (i) five percent (5%) per year on a cumulative, compounding basis over the then-expired portion of the Term, or (ii) the cumulative increase in the CPI Index (as defined in Section 13.4 below) over the then-expired portion of the Term. “Controllable Operating Costs” shall mean Operating Costs other than: utilities charges, insurance premiums and deductibles to the extent permitted hereunder, any service contract where an extraordinary increase in the compensation payable to the employees of the service provider (including unionized employees of Landlord) results in an extraordinary increase in the cost of such service contract (without prior notice to Landlord and a reasonable opportunity for Landlord to either negotiate more favorable terms or obtain a feasible substitute vendor on more favorable terms), property management fees if the fee is based on rental income, government imposed charges which are Operating Costs, capital amortization programs allowed under the terms of this Lease. Operating Costs for calendar year 2006 shall not exceed Ten and 00/100 Dollars ($10.00) per rentable square foot plus any necessary adjustment for increases in Operating Costs that are not Controllable Operating Costs and any increases attributable to supplying and operating the building conference room.

4.9 Audit Right. Tenant shall have the right to conduct an audit of Landlord’s books and records relating to Operating Costs during the immediately preceding two (2) calendar years in accordance with the following terms and provisions provided that Tenant delivers written notice of its intent to audit within ninety (90) days after receipt by Tenant of Landlord’s Cost Statement for either of the two (2) years, and completes such audit within one hundred and twenty (120) days after the date of Tenant’s notice of intent to audit:

(a) No Event of Default is outstanding with respect to payment of Base Rent or Tenant’s Proportionate Share of Operating Costs.

(b) Tenant shall have the right to have an employee of Tenant or a Qualified Auditor (as defined below) inspect Landlord’s accounting records at Landlord’s office no more than once per calendar year.

(c) Neither the employee of Tenant nor the Qualified Auditor shall be employed or engaged on a contingency basis, in whole or in part.

(d) Prior to commencing the audit, Tenant and the auditor shall: (i) provide Landlord with evidence that the auditor is from a nationally recognized accounting firm or one of the top five (5) accounting firms in the Seattle metropolitan area and that the individual performing the audit is a certified public accountant (a “Qualified Auditor”); (ii) each sign a confidentiality letter to be provided by Landlord, consistent with the provisions of this Section 4.8; and (iii) provide Landlord with evidence of the fee arrangement between the auditor and Tenant.

(e) The audit shall be limited solely to confirming that the Operating Costs reported in the Landlord’s Cost Statement are consistent with the terms of this Lease. The auditor shall not make any judgments as to the reasonableness of any item of expense and/or the total Operating Costs of the Building, nor shall such reasonableness be subject to audit except where this Lease specifically states that a particular item must be reasonable.

(f) If Tenant’s auditor finds errors or overcharges in Landlord’s Cost Statement that Tenant wishes to pursue, then within the time period set forth above Tenant shall advise Landlord thereof in writing with specific reference to claimed errors and overcharges and the relevant Lease provisions disqualifying such expenses. Landlord shall have a reasonable opportunity to meet with Tenant’s auditor (and any third auditor selected hereinbelow, if applicable) to explain its calculation of Operating Costs, it being the understanding of Landlord and Tenant that Landlord intends to operate the Building as a first- class office building with services at or near the top of the market. If Landlord agrees with said findings, appropriate rebates or charges shall be made to Tenant. If Landlord does not agree, Landlord shall engage its own auditor to review the findings of Tenant’s auditor and Landlord’s books and records. The two (2) auditors and the parties shall then meet to resolve any difference between the audits.

(g) If agreement cannot be reached within two (2) weeks thereafter, then the auditors shall together select a third auditor (who shall be a Qualified Auditor not affiliated with and who does not perform services for either party or their affiliates) to which they shall each promptly submit their findings in a final report, with copies submitted simultaneously to the first two (2) auditors, Tenant and Landlord. Within two (2) weeks after receipt of such findings, the third auditor shall determine which of the two reports best meets the terms of this Lease, which report shall become the “Final Finding”. The third auditor shall not have the option of selecting a compromise between the first two auditors’ findings, nor to make any other finding.

(h) If the Final Finding determines that Landlord has overcharged Tenant, Landlord shall credit Tenant toward the payment of the Base Rent next due and payable under this Lease the amount of such overcharge. If the Final Finding determines that Tenant was undercharged, then within twenty (20) days after the Final Finding, Tenant shall reimburse Landlord the amount of such undercharge.

(i) If the Final Finding results in a credit to Tenant in excess of three percent (3%) of Tenant’s Proportionate Share of the Operating Costs for a calendar year subject to the audit, Landlord shall pay its own audit costs and reimburse Tenant for its costs associated with said audits. If the Final Finding results in a credit to Tenant of less than one percent (1%) of Tenant’s Proportionate Share of the Operating Costs for a calendar year subject to the audit, Tenant shall pay its own costs and shall reimburse Landlord for Landlord’s costs associated with said audits. In all other events, each party shall pay its own audit costs, including one half (1/2) of the cost of the third auditor.

(j) The results of any audit of Operating Costs hereunder shall be treated by Tenant, all auditors, and their respective employees and agents as confidential, and shall not be discussed with nor disclosed to any third party, except for disclosures required by applicable law, court rule or order or in connection with any litigation or arbitration involving Landlord or Tenant.

ARTICLE 5

Landlord’s Covenants

5.1 Basic Services. During the Term, Landlord shall provide the following (“Basic Services”) consistent with a first class office building standard:

(a) Cold and hot water (other than hot water for special needs such as kitchens and showers within the Premises which will be supplied as an Extra Service) at those points of supply provided to Tenant in the Premises.

(b) Central heat, ventilation, and air conditioning (“HVAC”) that meets the criteria set forth below (subject to normal deviations and fluctuations and as may be permitted or controlled by applicable Laws), during Normal Office Hours (as defined below). During the summer, the Building’s

HVAC shall be programmed to maintain the Premises between 72 and 76 degrees Fahrenheit and during the winter the Building’s HVAC shall be programmed to maintain the Premises between 70 and 74 degrees Fahrenheit, assuming the Tenant constructs Building Standard Improvements in a customary executive office layout and does not install equipment requiring supplemental HVAC. Supplemental HVAC to the Premises shall be separately metered using meters to be installed by Tenant as part of the Tenant Improvements and Tenant shall pay for the cost of above standard HVAC based on such measured usage.

(c) Maintenance, repairs, structural and exterior maintenance (including exterior glass and glazing), painting and electric lighting service for all public areas and special service areas of the Building in good condition and in compliance with all applicable Laws and in a manner consistent with first-class office buildings. Landlord’s obligation with respect to repair as part of Basic Services under this Section 5.1 shall be limited to (i) the footings, foundation and all structural elements of the Building, (ii) the exterior walls of the Building, including glass and glazing, (iii) the roof, roof membrane and structure, (iv) mechanical, electrical, plumbing and life safety systems that are considered Building Standard Improvements (as defined in Exhibit C attached hereto), and (v) Common Areas.

(d) Janitorial service on a five (5) day week basis, excluding holidays, in accordance with the standards attached hereto as Exhibit I.

(e) An electrical system to convey power delivered by public utility or other providers selected by Landlord, in amounts sufficient for normal office operations during Normal Office Hours as provided in similar office buildings, but not to exceed a total allowance of four (4) watts per square foot of Net Rentable Area (which includes an allowance for lighting of the Premises), provided that no single item of electrical equipment consumes more than one-half (0.5) kilowatt at rated capacity. Installation of any equipment that requires a voltage other than one hundred twenty (120) volts, single phase shall be subject to Landlord’s reasonable approval and Tenant shall be responsible for any costs of upgrading the electrical service to accommodate such equipment. If Tenant’s electrical requirements, as estimated by Landlord based upon rated capacity (or based upon metered consumption), exceed four (4) watts per square foot of Net Rentable Area or if Tenant installs equipment exceeding the foregoing capacity Tenant shall pay the full amount of such excess together with any additional cost necessary to provide such excess capacity. If the installation and operation of Tenant’s electrical equipment requires additional air conditioning capacity above that provided by the Building Standard Improvements (as defined in Exhibit C), then the cost of installing additional air conditioning and operation thereof (including utilities) shall be paid by Tenant and shall be considered an Extra Service, subject to the provisions of Section 5.4 below. Above-standard power for electrical usage shall be separately metered by Tenant as part of the Tenant Improvements and Tenant shall pay for all excess electrical consumption based on such measured usage. Tenant shall pay for operation of the utility meters.

(f) Installation, maintenance and replacement of Building standard lamps, bulbs and ballasts used in the Premises.

(g) Security service for the Building, including electronic card key access; provided, however, that the security service shall be provided by unarmed personnel and shall not include alarm systems for special surveillance of the Premises; and provided, further, that Landlord shall not be liable to Tenant or any third party for any breach of security or any losses due to theft, burglary, battery or for damage done or injury inflicted by persons in or on the Building except to the extent arising out of Landlord’s gross negligence.

(h) Public elevator service to the Garage and the floors on which the Premises are situated during Normal Office Hours; provided, however, that Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

5.2 Hours of Operation. The term “Business Days” shall mean Monday through Friday, excluding State and Federal holidays and all days that maintenance employees of the Building are entitled to take off or to receive extra compensation for, from time to time under their union contract or other agreement. The term “Normal Office Hours” shall mean Business Days from 6:00 a.m. to 6:00 p.m., and Saturdays from 9:00 a.m. to 3:00 p.m.

5.3 Interruption. Landlord shall not be liable for damages to either person or property, nor shall Landlord be deemed to have evicted Tenant, nor shall there be any abatement of Rent, nor shall Tenant be relieved from performance of any covenant on its part to be performed hereunder by reason of (a) interruption of, or deficiency in, the provision of Basic Services; (b) breakdown or malfunction of lines, cables, wires, pipes, equipment or machinery utilized in supplying or permitting Basic Services or telecommunications; or (c) curtailment or cessation of Basic Services due to causes or circumstances beyond the reasonable control of Landlord, including but not limited to (i) strikes, lockouts or other labor disturbance or labor dispute of any character, (ii) governmental regulation, moratorium or other governmental action, (iii) inability, despite the exercise of reasonable diligence, to obtain electricity, water or fuel from the providers thereof, (iv) acts of God, and (v) war, terrorism, civil unrest, and rioting. Landlord shall use reasonable diligence to make such repairs as may be required to lines, cables, wires, pipes, equipment or machinery within the Building to provide restoration of Basic Services and, where the cessation or interruption of Basic Services has occurred due to circumstances or conditions beyond Real Property boundaries or outside the Landlord’s control, to cause the same to be restored, by application or request to the provider thereof. Notwithstanding the foregoing, if an interruption or curtailment of any Basic Service to be provided by Landlord occurs by reason of Landlord’s negligence, omission or breach of its obligations hereunder or if Landlord materially interferes with Tenant’s use of or access to the Premises in exercising Landlord’s rights under Section 1.2 above, and (A) the interruption or interference causes the Premises or a portion thereof to be untenantable, (B) Tenant ceases to use the Premises or the untenantable portion thereof, and (C) Tenant has given Landlord notice of such interruption or interference, then, on the fifth (5th) consecutive Business Day following the date on which all of the foregoing conditions are satisfied (or such earlier date, if any, on which Landlord is entitled to receive rental abatement insurance proceeds), Base Rent shall abate (in whole or in part based on the number of square feet that are untenantable) until the Premises (or the untenantable portion thereof) are rendered tenantable; provided, however, that in no event shall Tenant be entitled to an abatement of Base Rent if the interruption was caused by any action or inaction by Tenant or its employees, agents, contractors, or invitees or by causes not within Landlord’s direct control.

5.4 Extra Services. Landlord may provide to Tenant in Landlord’s discretion and at Tenant’s cost and expense (and subject to the limitations hereinafter set forth) the additional services described below (“Extra Services”). Tenant shall pay Landlord for the cost (including capital costs, out-of-pocket expenses and the incremental cost of Landlord’s employees) of providing any Extra Services, together with an administrative fee equal to ten percent (10%) of such cost, within ten (10) days following presentation of an invoice therefor by Landlord to Tenant provided that the administrative fee shall be five percent (5%) for all items of Extra Services that are provided on a regular basis (such as janitorial service for the Extra Cleaning Items under Section 5.4(a) below). Landlord shall not charge the administrative fee on the services described in Sections 5.4(b) and 5.4(c). The cost chargeable to Tenant for Extra Services shall constitute additional Rent. Landlord shall credit the amount of the administrative fee collected against Operating Costs in the year in which the fee is collected.

(a) Any extra cleaning and janitorial services in excess of that required for Building Standard Improvements or in excess of the services required to be provided under the janitorial specifications attached hereto as Exhibit I. At the time Landlord reviews and approves any plans that Tenant submits for approval for Tenant Improvements or Alterations, Landlord shall identify those items shown in the plans that will require above-standard cleaning or janitorial service (“Extra Cleaning Items”). Landlord shall have its janitorial service provider furnish Landlord and Tenant with an estimate for the cost of cleaning the Extra Cleaning Items.

(b) Additional air conditioning and ventilating capacity required by reason of any electrical, data processing or other equipment or facilities or services required to support the same, in excess of that which would be required for Building Standard Improvements.

(c) HVAC or extra electrical equipment or service during hours other than the hours specified in Section 5.Kb), provided that Landlord shall only charge Tenant for additional HVAC use at a rate not to exceed Landlord’s full and complete cost of after-hours HVAC and condenser water usage (including overhead allocations).

(d) Repair and maintenance for which Tenant is responsible hereunder if Tenant is in default or requests Landlord to complete such work.

(e) Any Basic Service in amounts determined by Landlord to exceed the amounts required to be provided under Section 5.1, but only if Landlord elects to provide such additional or excess service.

(f) Any services requested by Tenant in connection with construction of the Tenant Improvements except to the extent Landlord agrees to provide such services under Exhibit C.

(g) Any other item described in this Lease as an Extra Service or which Landlord is not required to provide as part of Basic Services.

5.5 Window Coverings. Except in connection with the improvement or alteration of the Premises (subject to Landlord’s approval thereof if required by this Lease), Tenant shall not remove, replace or install any window coverings, blinds or drapes on any exterior window without Landlord’s prior written approval. Tenant acknowledges that breach of this covenant shall directly and adversely affect the exterior appearance of the Building and the operation of the heating, ventilation and air conditioning systems.

5.6 Graphics and Signage. In addition to the Tenant’s signage rights under Section 5.9 below, Landlord shall provide the initial identification of Tenant’s name on the directory board and/or electronic directory, if any, in the main 4th Avenue lobby of the Building. Tenant may identify multiple employees or departments in the electronic directory but only Tenant’s name shall be identified on the physical directory board. Any changes to the directories shall be paid for by Tenant. All signs, notices and graphics of every kind or character, visible in or from public corridors, the Common Areas or the exterior of the Premises shall be subject to Landlord’s reasonable prior written approval.

5.7 Tenant Extra Improvements. “Building Standard Improvements” shall mean painted drywall for straight room partitions, ceiling grid, carpet of a quality customarily provided by Landlord to Building tenants, building standard lighting fixtures, sprinkler coverage and HVAC for a normal office distribution using the Building’s customary materials and equipment, assuming an open floor plan or perimeter office lay out for up to one hundred five (105) people per floor. In instances where this Lease refers to Tenant Extra Improvements as a standard for the provision of services, maintenance, repair or replacement by Tenant or Landlord, such reference shall be to the difference in required services, maintenance, repairs or replacements between the Tenant Improvements as constructed in the Premises and the Building Standard Improvements, had the Building Standard Improvements been constructed in the Premises.

5.8 Peaceful Enjoyment. Tenant shall peacefully have, hold and enjoy the Premises, subject to the other terms hereof, provided that Tenant pays the Rent and performs all of Tenant’s covenants and agreements herein contained. This covenant and the other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownerships of Landlord’s interest hereunder.

5.9 Building Naming Rights. So long as Tenant satisfies the Minimum Occupancy Requirement and there have not been more than three (3) Events of Default for which Landlord has given Tenant at least three (3) Business Days notice (even if notice is not required under the terms of Article 13 below) under this Lease within any twelve (12) month period, Tenant shall have the right to require the Building to be named “Safeco Plaza” (or such other similar project name incorporating “Safeco” as Landlord and Tenant may mutually select, such as Safeco Tower or Safeco Center) subject to the following conditions and limitations: (i) Tenant shall be responsible for any and all costs related to the changing of the signage in or on the Building; (ii) Tenant shall have the right, at Tenant’s sole cost and expense, to place a sign on each of the Building’s east and west exterior facades near the main entrances and in the main Building lobby, as approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned; (iii) Landlord shall not permit any other exterior signs on the Building other than a “Major Tenant Sign” (as defined below) and signs for the Building’s retail tenants, without Tenant’s prior approval, which shall not be unreasonably withheld or delayed; and (iv) each Major Tenant Sign shall include the name of the Building at the top, followed by Tenant’s name and then by the names of the other Major Tenants, and each tenant’s space on the sign shall be proportional to its Proportionate Share of the Building. Notwithstanding anything herein to the contrary, Tenant shall be responsible for Tenant’s share of the costs of the Major Tenant Sign in proportion to the area of the sign allocated to the Building identity and Tenant’s name as a percentage of the overall area available to tenants on the Major Tenant Sign. Tenant must submit plans for any Building signage to Landlord for review and approval before Tenant shall be permitted to install any signage on the exterior of the Building. Landlord shall not be required to change any materials identifying the Building (such as uniforms or stationery) unless Tenant agrees to pay the cost of such changes.

By the end of the Lease Term or on thirty (30) days notice if Tenant fails to satisfy the requirements under the first sentence of Section 5.9, then Tenant at Tenant’s sole cost and expense shall: (A) remove any signage installed by Tenant on the Building exterior, (B) restore the Building substantially to its condition prior to installation of such signage, and (C) in the case where Tenant either requests that “Safeco” be removed from the Building’s name or Landlord terminates Tenant’s naming right by reason of Tenant’s failure to satisfy the requirements under the first sentence of Section 5.9, then Tenant shall reimburse Landlord for all reasonable out-of-pocket expenses and costs incurred by Landlord in connection with a change in the Building name. All exterior signage for Tenant shall be provided at Tenant’s sole cost and expense and shall be subject to Landlord’s reasonable approval and all City of Seattle and other applicable governmental requirements. As used herein, the term “Major Tenant Sign” shall mean any sign(s) designed and installed by Landlord and located at or near the main entrances to the Building identifying the names of the Building’s largest or most significant tenants, as reasonably determined by Landlord but generally meaning all tenants leasing at least one full floor. Landlord shall have the sole right to design all Major Tenant Signs. The rights granted herein are personal to Safeco Insurance Company of America and any Qualified Transferee who takes an assignment of all of Tenant’s rights under this Lease.

In no event may the Building name include the words “Bank,” “Finance,” or “Financial” nor may the Building be named after any Bank (as defined in Section 2.4 above). So long as Bank of America or any successor is a tenant in the Building, the Building may not be named after any competitor of Bank of America (or any successor to its rights under its lease in the Building) without Bank of America’s consent which it is not obligated to give. Any change in the Building name from “Safeco Plaza” requested by Tenant shall be subject to Landlord’s prior written approval which may be withheld in its discretion; provided, however, Landlord shall not unreasonably withhold its approval unless, in Landlord’s judgment, the proposed new name shall: (1) be inconsistent with a first class downtown office tower; (2) be offensive; or (3) violate the provisions of any other tenant lease in the Building. If the parties cannot agree on a name, the Building shall be called “1001 Fourth Avenue Plaza.” Landlord and Tenant will work together to develop a logo incorporating the name selected above.

ARTICLE 6

Tenant’s Covenants

6.1 Compliance With Exhibit C. Tenant shall use diligent efforts to comply with the terms and conditions and deadlines set forth in Exhibit C and with Sections II and V and Appendices C, D and E of the Design Manual for the Building in the form provided to Tenant on May 4, 2006 (such sections and appendices are referred to herein as the “Design Manual”) with respect to the construction of the Tenant Improvements in the Premises.

6.2 Construction of Tenant Improvements. Tenant shall be solely responsible for the design, permitting and construction of all Tenant Improvements pursuant to Exhibit C and the Design Manual. All additions to or improvements of the Premises, whether of Building Standard Improvements or Tenant Extra Improvements, shall be and become the property of Landlord upon installation and shall be surrendered to Landlord upon termination of this Lease by lapse of time or otherwise, except as otherwise stated herein. Although Tenant Extra Improvements become the property of Landlord upon installation, they are intended to be for the convenience of Tenant and are not intended to be a substitute for Rent or any part thereof.

6.3 Telecommunications. Tenant shall install and maintain all required intrabuilding network cable and other communications wires and cables necessary to serve the Premises from the point of delivery to the Premises (if already servicing the Building) or presence in the Building, if the vendor was added at Tenant’s request. Tenant shall obtain telecommunications services within the Building from vendors selected by Tenant and approved by Landlord in its reasonable discretion (a “Provider”). If Tenant desires to obtain telecommunications services from a Provider not selected by Landlord then Tenant shall submit to Landlord a list of such proposed vendor(s) together with such other information regarding the vendors as Landlord may request, including financial information, references from at least two (2) owners of comparable projects in which the vendor has experience and a description of the vendor’s business activities in downtown Seattle. Landlord shall notify Tenant within fifteen (15) Business Days of receipt of the list (and any additional information reasonably requested by Landlord) if Landlord approves any of Tenant’s proposed vendors. Failure to notify Tenant shall be deemed disapproval. If Landlord approves a Provider selected by Tenant, the Provider must agree in writing to abide by all of Landlord’s policies and procedures for telecommunications vendors and to pay for the use of any space outside the Premises in which the Provider’s equipment is installed at the rate established by Landlord from time to time; provided, however, that the Provider shall not be required to pay for temporary space used only during the period of installation. The Provider shall also reimburse Landlord for the reasonable costs incurred by Landlord to build out such space. If Tenant desires to utilize the services of a Provider not selected by Landlord, such Provider must obtain the written consent of Landlord to the plans and specifications for its lines or equipment within the Building prior to installation in the Building and must install such lines and equipment in locations designated by Landlord. Tenant shall obtain any necessary governmental permits relating to the installation, use or operation of Provider’s lines and equipment. Landlord shall provide Tenant and its Provider and contractors with reasonable access to portions of the Building outside the Premises to the extent necessary to install, maintain or replace any telecommunications equipment serving the Premises. Landlord’s consent to a Provider shall not be deemed to constitute a representation or warranty as to the suitability, capability or financial strength of any Provider. To the extent the service by a Provider is interrupted, curtailed or discontinued for any reason whatsoever, Landlord shall have no obligation or liability in connection therewith, except to the extent caused by Landlord’s gross negligence or intentional misconduct. The provisions of this Section are solely for the benefit of Tenant and Landlord, are not for the benefit of any third party, and no telephone or telecommunications provider shall be deemed a third party beneficiary hereof. Tenant acknowledges and agrees that Landlord has not represented or warranted that Tenant will have unlimited access to riser space or other space outside the Premises for the purpose of the installing telecommunications equipment and Landlord shall have no obligation to construct or designate additional riser space or equipment space to accommodate the Tenant’s or its Provider’s telecommunications equipment. Tenant acknowledges that roof and riser space are a finite commodity and that Landlord may in its discretion limit Tenant’s total use of such space to accommodate and take into account use of the Building systems and the needs of other Building tenants.

6.4 Taxes on Personal Property and Tenant Extra Improvements. In addition to, and wholly apart from its obligation to pay Tenant’s Proportionate Share of Operating Costs, Tenant shall be responsible for, and shall pay prior to delinquency, all taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges that are demonstrably imposed upon, levied with respect to or assessed against Tenant’s furniture, equipment, machinery, trade-fixtures, personal property, goods or supplies (“Tenant’s Personal Property”), on the value of its Tenant Extra Improvements, on its interest pursuant to this Lease or on any use made of the Premises or the Common Areas by Tenant in accordance with this Lease. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

6.5 Repairs by Tenant. Except to the extent covered by Landlord’s obligations under this Lease or damaged due to fire or casualty and subject to the waiver of subrogation in Section 11.6, Tenant shall maintain and repair the interior of the Premises and keep the same in good condition, ordinary wear and tear excepted. Tenant’s obligation shall include, without limitation, the obligation to maintain and repair all walls, floors, ceilings and fixtures and to repair all damage caused by Tenant or Tenant’s employees, agents, contractors, licensees, subtenants, assignees, invitees and guests (“Tenant Parties”) to the Premises or the Building, whatever the scope of the work of maintenance or repair required. Tenant shall repair all damage caused by removal of Tenant’s movable equipment or furniture or the removal of any Tenant Extra Improvements or Alterations (as defined in Section 6.7) permitted or required by Landlord, all as provided in Section 6.13. Any repair or maintenance that Tenant is required to perform under this Lease shall be performed at Tenant’s expense by contractors selected by Tenant and reasonably approved by Landlord. If Tenant fails or refuses to perform such work within ten (10) days after written notice or immediately in the event of an emergency, then Landlord may perform such work for the account of Tenant as an Extra Service. Any work of repair and maintenance performed by or for the account of Tenant by persons other than Landlord shall be performed at Tenant’s risk using contractors approved by Landlord prior to commencement of the work, which approval shall not be unreasonably withheld, delayed or conditioned, and in accordance with procedures Landlord may from time to time reasonably establish. All such work shall be performed in compliance with all applicable Laws and the Rules and Regulations and Tenant shall provide to Landlord copies of all permits and records of inspection issued or obtained by Tenant in connection therewith to establish such compliance. Tenant shall not be required to perform any maintenance or repair required solely by reason of the negligence or wrongful acts of Landlord or its employees, agents, contractors, officers, directors, partners, licensees, invitees and guests, Landlord’s affiliates or Landlord’s members (“Landlord Parties”). Tenant shall promptly notify Landlord of any needed repairs in the Premises or to the Building Components within the Premises or Landlord’s breach of this Lease or any applicable Law.

6.6 Waste. Tenant shall not commit or allow Tenant Parties to commit any waste or damage in any portion of the Premises or the Building.

6.7 Alterations, Additions, Improvements. Tenant shall not make or allow to be made any alterations, additions or improvements in or to the Premises (collectively, “Alterations”) without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned if the proposed Alterations (a) comply with all applicable Laws and the Rules and Regulations; (b) are compatible with the Design Manual and the Building, its architecture and its mechanical, electrical, HVAC and life safety systems; (c) do not interfere with the use and occupancy of any other portion of the Building by any other tenant or their invitees; (d) do not affect the structural portions of the Building; (e) do not and shall not, whether alone or taken together with other improvements, require the construction of any other improvements or alterations within the Building; (f) do not reduce the value of the Premises; (g) do not affect the exterior appearance of the Building; and (h) are reasonably expected to cost less than Ten Dollars ($10.00) per square foot of the space actually altered. Notwithstanding the foregoing, Landlord’s consent shall not be required for decorative or cosmetic alterations such as paint and carpet but Tenant shall provide Landlord with notice in advance of making such Alterations describing the work to be performed. In determining whether to consent to any proposed Alterations requiring its approval, Landlord shall have the right to review and approve plans and specifications for proposed Alterations, construction means and methods, the identity of any contractor or subcontractor to be employed on the work for Alterations, and the time for performance of such work. Tenant shall supply to Landlord any documents and information reasonably requested by Landlord in connection with any Alterations to the Premises. When reasonably required, Landlord may hire outside consultants to review such documents and information and Tenant shall reimburse Landlord for the cost thereof as well as Landlord’s internal costs as an Extra Service subject to Section 5.4. All Alterations permitted hereunder shall be made and performed by Tenant without cost or expense to Landlord. Landlord may supervise and administer the installation of Alterations as an Extra Service. Upon completion of any Alterations, Tenant shall provide Landlord, at Tenant’s expense, with a complete set of “as built” plans on mylar and specifications reflecting the actual conditions of the Alterations as constructed in the Premises, together with a copy of such plans on diskette in the AutoCAD format or such other format as may then be in common use for computer assisted design purposes. The obligations of the parties with respect to removal of Alterations shall be controlled by Section 6.13.

6.8 Liens. Tenant shall keep the Premises and the Building free from any liens arising out of any (a) work performed or material furnished to or for the Premises, and (b) obligations incurred by or for Tenant or any person claiming through or under Tenant. Tenant shall, within twenty (20) days after it learns of the imposition of any such lien, cause such lien to be released of record by payment or posting of a bond satisfactory to Landlord in form and substance and in compliance with RCW 60.04. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or that Landlord shall deem proper for the protection of Landlord, the Premises, the Building and any other party having an interest therein, from mechanics’, materialmen’s and other liens. Landlord may cause such liens to be released by any means it deems proper, including, without limitation, payment of any such lien, at Tenant’s sole cost and expense. All costs and expenses incurred by Landlord in causing such liens to be released shall be repaid by Tenant to Landlord immediately upon demand, together with an administrative fee equal to twenty percent (20%) of such costs and expenses. In addition to all other requirements contained in this Lease, Tenant shall give Landlord at least ten (10) Business Days prior written notice before commencement of any material construction on the Premises.

6.9 Compliance With Laws and Insurance Standards.

(a) Except as specifically allocated to Landlord in this Lease, Tenant shall comply with all federal, state and local laws, ordinances, codes, orders, rules, regulations and policies (collectively, “Laws”), now or hereafter in force, as amended from time to time, that are related to Tenant’s particular use of the Premises (as opposed to general office use) or the condition or occupancy of the Premises (including improvements to or alterations of the Premises), regardless of when such Laws become effective, including, without limitation, all applicable Hazardous Materials Laws (as defined in Section 7.2(a)), the Americans with Disabilities Act of 1990, as amended and any laws prohibiting discrimination against, or segregation of, any person or group of persons on account of race, color creed, religion, sex, marital status, national origin or ancestry. Tenant shall also comply with the terms of any transportation management program or similar programs affecting the Building and required by any governmental authority. Tenant shall immediately deliver to Landlord a copy of any notices received from any governmental agency in connection with the Premises. It is the intention of Tenant and Landlord that the obligations of Tenant under this Section 6.9 shall apply irrespective of the scope of work required to achieve such compliance. Tenant shall not use or occupy the Premises in any manner that creates, requires or causes imposition of any requirement by any governmental authority for structural or other upgrading of or improvement to the Building.

(b) Tenant shall not occupy or use, or permit any portion of the Premises to be occupied or used, for any business or purpose that is unlawful or constitutes a fire hazard. Tenant shall not permit anything to be done that would increase the rate of fire or other insurance coverage on the Building and/or its contents. Landlord acknowledges that general administrative office use does not violate this provision or increase insurance rates. If Tenant does or permits anything to be done that increases the cost of any insurance policy carried by Landlord, then Tenant, at Landlord’s option, shall not be in default under this Lease, but shall reimburse Landlord, upon demand, for any such additional premiums as an Extra Service.

(c) Landlord, at Landlord’s expense, shall cause any violations under Title III of the Americans with Disabilities Act in the Common Areas as of the date of this Lease to be corrected if (i) compliance is necessary in order for Tenant’s employees and visitors to have safe access to and from the Premises, or (ii) Landlord’s failure to cause such compliance would impose liability upon Tenant under any applicable Law, or (iii) if ordered to do so by any governmental authority. Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law provided that Landlord shall indemnify, defend and hold Tenant harmless against any costs related to such contest if Tenant is named in any enforcement action or lawsuit with respect to such alleged violation during the pendency of such contest.

6.10 Entry for Repairs, Inspection, Posting Notices, Etc. After reasonable notice (except in emergencies where no such notice shall be required), and subject to Tenant’s reasonable security requirements that have been communicated to Landlord in advance in writing, Landlord or Landlord Parties shall have the right to enter the Premises to inspect the same, to clean, to perform such work as may be permitted or required of Landlord hereunder, to make repairs to or alterations of the Building or other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord’s interest in the Building or to exhibit the Premises to prospective tenants (during the last year of the Term), purchasers, encumbrancers or others, or for any other purpose as Landlord may deem necessary or desirable; provided, however, that Landlord shall make reasonable efforts not to unreasonably interfere with Tenant’s business operations. In no event shall Tenant be entitled to any abatement of Rent by reason of the exercise of any such right of entry, except as provided for in the last sentence of Section 5.3.

6.11 No Nuisance. Tenant shall not create any nuisance or materially interfere with, endanger or disturb any other tenant or Landlord in its operation of the Building. Tenant shall not place any loads upon the floor, walls or ceiling of the Premises that endanger the structure nor place any harmful liquids or Hazardous Material (as defined in Section 7.2) in the drainage system of the Building. Tenant shall not permit any vibration, noise or odor to escape from the Premises and shall not do or permit anything to be done within the Premises which would adversely affect the quality of the air in the Building.

6.12 Rules and Regulations. Tenant shall comply with the rules and regulations for the Building attached as Exhibit D and such amendments or supplements thereto as Landlord may adopt from time to time with prior notice to Tenant so long as such amendments do not demonstrably increase Tenant’s costs or unreasonably or materially interfere with its operations on or access to the Premises (the “Rules and Regulations”). Landlord shall not be liable to Tenant for or in connection with the failure of any other tenant of the Building to comply with any rules and regulations applicable to such other tenant under its lease, provided it uses reasonable efforts to enforce the rules and regulations in a uniform manner.

6.13 Surrender of Premises on Termination. On expiration of the Term, Tenant shall quit and surrender the Premises to Landlord, broom clean, in good order, condition and repair as required by this Lease, with all of Tenant’s movable equipment, furniture, trade fixtures and other personal property removed therefrom. In addition, Tenant shall remove from the Building all telecommunications and computer networking wiring and cabling serving the Premises installed by or on behalf of Tenant, unless Landlord requires such materials to be surrendered to Landlord. All Alterations and Tenant Improvements shall be surrendered with the Premises in good condition and repair, reasonable wear and tear (but only to an extent consistent with the Premises remaining in good condition and repair) and casualty damage excepted, unless (a) Tenant has obtained Landlord’s agreement in writing that it can remove an Alteration or item of Tenant Improvements, or (b) Landlord has notified Tenant that Tenant must remove an Alteration or item of Tenant Extra Improvements; provided, however, that if Landlord’s approval is sought for an Alteration or Tenant Extra Improvement, Landlord shall notify Tenant at the time it approves the Alteration or Tenant Extra Improvement which elements thereof will be subject to removal under this Section (the “Removable Improvements”). With respect to Alterations, Tenant’s request for consent shall conspicuously state that it is requesting Landlord’s determination as to whether the Alterations are subject to removal on lease termination. If Landlord desires to have the Premises, or any part or parts thereof, restored to a condition that existed prior to installation of any Removable Improvements, Landlord shall notify Tenant in writing at any time (as applicable) either (A) not less than ninety (90) days prior to the regularly scheduled Expiration Date (or if Landlord reasonably anticipates that any Removable Improvement will require more than ninety (90) days to remove then at such earlier time as is reasonably anticipated to be necessary in order to have the Required Removable removed and damage restored prior to the Expiration Date; or (B) if this Lease is terminated sooner than the Expiration Date, within ten (10) days after the date of such termination, and in either event, upon receipt of such notice, Tenant shall, at Tenant’s sole cost and expense, so restore the Premises, or such part or parts thereof, before the regularly scheduled Expiration Date (or if this Lease is sooner terminated, as soon as reasonably practicable). Any property of Tenant not removed from the Premises shall be deemed, at Landlord’s option, to be abandoned by Tenant and Landlord may store such property in Tenant’s name at Tenant’s expense, and/or dispose of the same in any manner permitted by law. Landlord shall not require Tenant to remove any Building Standard Improvements. Tenant shall repair at its sole cost and expense, all damage caused to the Premises or the Building by removal of Tenant’s movable equipment or furniture and such Tenant Improvements and Alterations as Tenant shall be allowed or required to remove from the Premises by Landlord. If the Premises are not surrendered as of the end of the Term in the manner and condition herein specified, Tenant shall indemnify, defend, protect and hold Landlord and Landlord Parties harmless from and against any and all damages resulting from or caused by Tenant’s delay or failure in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant due to such delay or failure. Tenant acknowledges that Landlord shall be attempting to lease the Premises with any such lease to be effective upon expiration of the Term, and failure to surrender the Premises could cause Landlord to incur liability to such successor tenant for which Tenant shall be responsible.

6.14 Corporate Authority. If Tenant is a corporation or limited liability company or partnership or if Tenant is a partnership on whose behalf a partner which is a corporation or limited liability company executes this Lease, then in any such case, each individual executing this Lease on behalf of such corporation, limited liability company, or partnership represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said corporation, limited liability company and/or partnership, as the case may be.

6.15 Utilities. Except as provided in Section 6.3 above, Tenant shall not obtain any electrical or other utility services from vendors other than those selected by Landlord or approved by Landlord in writing.

ARTICLE 7

Hazardous Materials

7.1 Prohibition and Indemnity With Respect to Hazardous Materials.

(a) By Tenant. Except as stated below, Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises by Tenant or Tenant Parties without the prior written consent of Landlord. Tenant may, at Tenant’s risk, bring, store and use reasonable quantities of Permitted Hazardous Materials in the Premises for their intended use. If Tenant violates this provision, or if contamination of the Premises or the Real Property by Hazardous Material occurs for which Tenant or any Tenant Party is responsible, or if Tenant’s activities or those of Tenant Parties result in or cause a Hazardous Materials Claim, then Tenant shall indemnify, defend, protect and hold Landlord and Landlord Parties harmless from and against any and all claims, judgments, damages, penalties, fines, costs, expenses, liabilities or losses (including, without limitation, diminution in value of the Premises or the Building or the Real Property, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises or the Building, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees) (collectively, “Claims”) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local government agency or political subdivision because of any Hazardous Material present in the soil or ground water on or under the Premises. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

(b) By Landlord. Except for cleaning and repair and maintenance supplies, Landlord shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises by Landlord or Landlord Parties without the prior written consent of Tenant. If Landlord violates this provision, or if activities of Landlord’s or Landlord Parties result in or cause a Hazardous Materials Claim, then Landlord shall indemnify, defend, protect and hold Tenant and Tenant Parties harmless from and against any and all Claims, which arise during or after the Term as a result of such violation or activities of Landlord’s or Landlord Parties. This indemnification of Tenant by Landlord includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local government agency or political subdivision as a result of such violation or activities of Landlord’s or Landlord Parties. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

7.2 Definitions. The following terms shall have the meanings given below for purposes of this Lease.

(a) “Hazardous Material” shall mean any (a) oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which (i) pose a hazard to the Building or to persons on or about the Building or (ii) cause the Building to be in violation of any Hazardous Materials Laws; (b) asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (c) chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “moderate risk waste,” or “toxic substances” or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; and the Model Toxics Control Act, as amended, RCW 70.105D; (d) chemicals, materials or substances, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Building or the owners and/or occupants of property adjacent to or surrounding the Building, or any other person coming upon the Building or adjacent property; and (e) other chemicals, materials or substances which may or could pose a hazard to the environment.

(b) “Hazardous Materials Claims” shall mean any enforcement, cleanup, removal, remedial or other governmental or regulatory actions, agreements or orders instituted pursuant to any Hazardous Materials Laws; and any claims made by any third party against Landlord, Tenant or the Building relating to damage, contribution, cost recovery compensation, loss or injury resulting from the presence, release or discharge of any Hazardous Materials. Tenant shall promptly cure and satisfy all Hazardous Materials Claims arising out of or by reason of the activities or business of Tenant, Tenant Parties or any party claiming by or through Tenant and its employees, agents, contractors, officers, directors, partners, licensees, invitees and guests.

(c) “Hazardous Materials Laws” shall mean any federal, state or local laws, ordinances, orders, rules, regulations or policies, now or hereafter in force, as amended from time to time, in any way relating to the environment, health and safety, and Hazardous Materials (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof) or to industrial hygiene or the environmental conditions on, under or about the Building and Real Property, including, without limitation, soil, groundwater and indoor and ambient air conditioning.

(d) “Permitted Hazardous Materials” shall mean Hazardous Materials which are contained in ordinary office supplies of a type and in quantities typically used in the ordinary course of business within executive offices of similar size and location, but only if and to the extent that such supplies are transported, stored and used in full compliance with all Hazardous Materials Laws and their packaging instructions and otherwise in a safe and prudent manner. Hazardous Materials which are contained in ordinary office supplies but which are transported, stored and used in a manner which is not in full compliance with all Hazardous Material Laws and their packaging instructions or which is not in any respect safe and prudent shall not be deemed to be Permitted Hazardous Materials for the purposes of this Lease.

7.3 Asbestos. Tenant acknowledges receipt of the Asbestos Disclosure Letter attached hereto as Exhibit G. Tenant acknowledges that Landlord has disclosed that the fire insulation applied on the steel beams and under floor slabs at the time the Building was constructed has been found to contain asbestos containing materials (“ACM”). Tenant further acknowledges that, except as expressly provided herein, Landlord has not agreed to remove or encapsulate any ACM that may be present in the Premises or the Building and that ACM can pose a health hazard if not treated properly. Landlord has developed a stringent program on how to operate, maintain and perform tenant improvement work in areas affected with ACM and all tenants are strictly prohibited from performing any work in areas that may contain ACM. Tenant shall indemnify and defend Landlord for, from and against any Claims that arise as a result of Tenant’s failure to disclose any relevant ACM related information known to Tenant about the Premises to any employee, contractor, agent, subtenant or assignee of Tenant. Tenant agrees that it will not perform or retain any third party to perform any work in areas of the Building that may contain ACM except for those contractors designated by Landlord and operating under the direction of Landlord. Tenant shall indemnify, defend with counsel reasonably satisfactory to Landlord, protect, and hold Landlord harmless from and against any Claims arising out of any Tenant act in violation of this Section 7.3. Tenant releases Landlord from Claims by Tenant arising out of any alleged or actual injury to Tenant’s employees or the employees of any Transferee or other occupant of the Premises due to the presence of ACM in the Building provided, however, that to the extent that any such Claim is covered by insurance maintained by Tenant, Tenant shall indemnify, defend and hold Landlord harmless from such Claim to the extent of such insurance unless Landlord is found to have violated the terms of any Hazardous Materials Laws or has failed to comply with the Asbestos Standards with respect to such ACM and such violation or failure to comply caused the alleged injury. Upon request from Tenant (but no more frequently than once per calendar month), Landlord shall provide Tenant with copies of the results of any air sampling tests performed within the Premises.

ARTICLE 8

Assignment or Sublease.

8.1 Consent Required. Tenant shall not assign this Lease in whole or in part, sublease all or any part of the Premises or otherwise sell, transfer or hypothecate this Lease or grant any right to use or occupy the Premises to another party (all of such events shall be referred to herein as a “Transfer” and any such assignee, purchaser, subtenant or other transferee shall be a “Transferee” for purposes of this Article) without Landlord’s prior written consent, which consent shall not be unreasonably withheld or conditioned. If Tenant intends to enter into a Transfer, Tenant shall give Landlord at least thirty (30) days written notice of such intent. Tenant’s notice shall set forth the effective date of such Transfer and shall be accompanied by an exact copy of the proposed agreements between Tenant and the proposed Transferee and complete financial information regarding the proposed Transferee. If requested by Landlord, Tenant shall provide Landlord with (a) any additional information or documents reasonably requested by Landlord relating to the proposed Transfer or the Transferee, and (b) an opportunity to meet and interview the proposed Transferee. This Lease may not be transferred by operation of law. All of the following shall constitute Transfers subject to this Article 8: (x) if Tenant is a corporation that is not publicly traded on a national exchange or controlled by an entity so traded, then any transfer of this Lease by merger, consolidation or liquidation, or any direct, indirect or cumulative change in the ownership of, or power to vote the majority of Tenant’s outstanding voting stock, shall constitute a Transfer; (y) if Tenant is a partnership, then a change in general partners in, or voting or decision-making control of, the partnership shall constitute a Transfer; and (z) if Tenant is a limited liability company, then a change in members in, or voting or decision-making control of, the limited liability company shall constitute a Transfer. Any change in ownership of Tenant’s parent of the type described in (x), (y) or (z) above shall also constitute a Transfer subject to this Article 8. These provisions shall apply to any single transaction or any series of transactions having the effect described.

8.2 Transfers to Qualified Transferees, Joint Ventures. Notwithstanding anything herein to the contrary, Landlord shall consent to any proposed assignment or subletting by Tenant under this Article 8 to: (i) any of the following (a “Qualified Transferee”): (a) an entity which is a subsidiary controlled by Tenant; (b) an entity with which or into which Tenant may merge, whether or not Tenant is the survivor of such merger; or (c) any entity that is controlled by, controls or is under common control with Tenant (provided, however, that for any assignment of this Lease [or any sublease for all of the Premises for substantially all of the then-remaining Term] under clauses (a) through (c), such entity shall have a net worth as demonstrated by its audited financial statements which is equal to or greater than that of Tenant at the time of the proposed Transfer); or (ii) a sublease of two (2) floors or less of the Premises to any partnership or joint venture between Tenant and a business partner of Tenant, in which Tenant owns a significant and material interest in such entity (a “Qualified Joint Venture”). “Control” for purposes of this Article 8 shall mean ownership of a majority voting interest in any such entity. In addition, Landlord shall consent to any sublease that when taken together with all prior subleases (excluding subleases to Qualified Transferees) results in Tenant subleasing no more than two (2) full floors of the Premises. In the event Tenant desires to effect any subletting pursuant to this Section 8.2, then, unless otherwise prohibited or restricted by applicable law, Tenant must provide Landlord with at least thirty (30) days prior written notice of such proposed Transfer, together with such evidence as Landlord may reasonably request to establish that the proposed Transferee is a Qualified Transferee or a Qualified Joint Venture as defined herein and will not result in Tenant subleasing more than two (2) full floors of the Premises. Notwithstanding anything herein to the contrary, it shall not be considered a Transfer if Tenant permits any vendor, partner or other entity with whom Tenant has an ongoing business relationship to use or occupy a portion of the Premises without payment of any rental and without demising the space provided that Tenant must notify Landlord of such use or occupancy promptly.

8.3 Landlord’s Options. If Tenant proposes a Transfer that is not permitted under Section 8.2, then Landlord may elect to: (a) terminate this Lease as to the Affected Space (as hereinafter defined) as of the date specified by Tenant in its notice under Section 8.1 if the Total Affected Space exceeds the equivalent of two (2) floors of Net Rentable Area; (b) permit Tenant to complete the Transfer on the terms set forth in such notice, subject, however, to such reasonable conditions as Landlord may require and to the balance of this Article 8; or (c) deny the request to Transfer the Lease so long as Landlord’s denial is not unreasonable. As used herein, the term “Affected Space” shall mean all Net Rentable Area covered by a particular proposed or approved Transfer, and the term “Total Affected Space” shall mean the sum of the Affected Space in the proposed Transfer and all Affected Space in all prior Transfers (to the extent such Transfers have not terminated or expired by the date of Tenant’s notice under Section 8.1).

Landlord shall have a period of twenty (20) days following any interview and receipt of such additional information as Landlord reasonably requests (or thirty (30) days from the date of Tenant’s original notice if Landlord does not request additional information or an interview) within which to respond to Tenant’s request. If Landlord fails to notify Tenant in writing of such election within said period, Landlord shall be deemed to have waived options (a) and (b) above and to have denied consent to the proposed Transfer. In deciding whether to consent to a proposed Transfer, Landlord may consider any factors that Landlord deems relevant, including but not limited to the following: (i) whether the use of the Premises by the proposed Transferee would be a Permitted Use; (ii) only with respect to any assignment of this Lease or any sublease for all of the Premises for substantially all of the then-remaining Term, whether the proposed Transferee is of sound financial condition and has sufficient financial resources and business expertise, as determined by Landlord, to perform under this Lease; (iii) whether the proposed Transferee’s use involves the storage, use, treatment or disposal of any Hazardous Materials; (iv) whether the proposed use or the proposed Transferee could cause the violation of any covenant or agreement of Landlord to any third party or sublessee or permit any other tenant to terminate its lease; (v) whether there is other comparable space available for lease in the Building in the same elevator bank in which Tenant desires to sublease space; and (vi) whether the terms of the proposed Transfer are reasonable; however, Landlord may not consider as a factor whether the proposed Transferee leases or occupies any other space in the Building or whether there is other comparable space available for lease in the Building in another elevator bank. Failure by Landlord to approve a proposed Transfer shall not cause a termination of this Lease, and the sole remedy of Tenant shall be an action for injunctive or declaratory relief.

Notwithstanding the foregoing, if Tenant proposes a Transfer and Landlord exercises either option (a) or option (b) above, Tenant may withdraw its request by written notice to Landlord given within five (5) Business Days after Landlord’s delivery of its notice of recapture hereunder, in which event such Transfer shall not occur, neither option (a) or option (b) shall become effective, and this Lease shall remain in full force and effect as to the space subject to the proposed Transfer.

8.4 Division of Excess Rent. Any rent or other consideration realized by Tenant in connection with or as a result of any Transfer (other than a Transfer to a Qualified Transferee or a Qualified Joint Venture) in excess of the Rent payable hereunder, after first deducting all reasonable and customary costs actually incurred by Tenant in connection with or to effect such Transfer (such as tenant improvements, brokerage fees, advertising costs and the like) shall be divided equally between Landlord and Tenant and Landlord’s share shall be paid to Landlord as Rent hereunder promptly after Tenant’s recovery of such costs and receipt of such sums; provided, however, that Landlord shall be entitled to receive the total rent and other consideration if Tenant is in default of any obligation under this Lease until such default is cured.

8.5 Tenant Not Released. No Transfer by Tenant shall relieve Tenant of any obligation under this Lease unless otherwise agreed by Landlord in a writing executed by Landlord. Any Transfer that conflicts with the provisions hereof shall be void. No consent by Landlord to any Transfer shall constitute a consent to any other Transfer nor shall it constitute a waiver of any of the provisions of this Article 8 as they apply to any such future Transfers. Following any Transfer, the obligations for which the Tenant or subsequent transferor remains liable under this Lease shall include all obligations under this Lease in effect at the time of the Transfer and any subsequent amendments to this Lease executed by Landlord and the Transferee. Tenant covenants and agrees that the documentation evidencing any Transfer involving an assignment shall not restrict or limit the Transferee’s right or ability to amend this Lease.

8.6 Written Agreement. Any Transfer must be in writing and the Transferee shall assume in writing, for the express benefit of Landlord, all of the obligations of Tenant under this Lease with respect to the space transferred, provided that no such assumption shall be deemed a novation or other release of the transferor unless otherwise agreed in writing. Tenant shall provide to Landlord true and correct copies of the executed Transfer documents and any amendment thereto during the Term.

8.7 No Transfer Period. Except with respect to Transfers to Qualified Transferees and Qualified Joint Ventures pursuant to Section 8.2 above, Tenant shall not enter into any Transfer of this Lease until the third (3rd) anniversary of the Term Commencement Date.

8.8 Conditions. If the portion of the Premises subject to any Transfer will have a separate entry from the balance of the Premises on that floor, Landlord may condition its consent to that Transfer on Tenant’s construction of a multi-tenant corridor in a configuration and design approved by Landlord. Any improvements, additions, or alterations to the Building that are required by any law, ordinance, rule or regulation as a result of any Transfer hereunder, shall be installed and provided by Tenant in accordance with Section 6.7. without cost or expense to Landlord.

8.9 Expenses. Landlord may hire outside consultants to review the Transfer documents and information. Except for Transfers that do not require Landlord’s consent and for Transfers to Qualified Transferees and Qualified Joint Venturers, Tenant shall pay Landlord an administrative fee of One Thousand Dollars ($1,000) and in addition shall reimburse Landlord for all reasonable costs and expenses incurred by Landlord in connection with any request for consent under this Article 8 (even if consent is denied or the request is withdrawn) and such reimbursement shall include the reasonably allocated cost of Landlord’s or its management company’s staff plus all out-of-pocket expenses, including reasonable attorneys’ fees within twenty (20) days after presentment of an itemization thereof.

8.10 No Restriction on Landlord. Without liability to Tenant, Landlord shall have the right to offer and to lease space in the Building, or in any other property, to any party, including without limitation parties with whom Tenant is negotiating, or with whom Tenant desires to negotiate, a Transfer.

8.11 No Leasehold Financing. Tenant shall not encumber, pledge or mortgage the whole or any part of the Premises or this Lease, nor shall this Lease or any interest thereunder be assignable or transferable by operation of law or by any process or proceeding of any court or otherwise without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole discretion.

ARTICLE 9

Condition and Operation of the Building

9.1 No Warranty. Except for representations and warranties listed below in this Section 9.1, and its covenants elsewhere in this Lease, Landlord’s entire obligation with respect to the condition of the Premises, its suitability for Tenant’s uses and the improvements to be installed therein shall be as stated in Exhibit C. Except for representations and warranties listed below in this Section 9.1, and its covenants elsewhere in this Lease, Landlord shall have no other obligation of any kind or character, express or implied, with respect to the condition of the Premises, or the Building or the suitability thereof for Tenant’s purposes, and Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to such matters. Landlord represents and warrants to Tenant as follows:

(a) Tenant’s use of the Premises for general office space is authorized by applicable law;

(b) There is no transportation management or governmental plan currently in effect with respect to the Building although Tenant as a large employer may be subject to comparable requirements;

(c) To Landlord’s current actual knowledge, the Common Areas of the Building comply with the Title III of the Americans With Disabilities Act; and

(d) Landlord has not received any written notice from any governmental authority that any portion of the Building is currently in violation of any applicable Law.

9.2 Building Alterations. Landlord may, in its sole discretion, at any time and from time to time, so long as such do not materially and negatively affect Tenant’s access to, use of or operations on the Premises, its parking, its naming rights, or materially and demonstrably increase its costs of operations in the Premises or its share of Operating Costs: (a) make alterations, structural modifications, seismic modifications or additions to the Building (but not build additional stories); (b) change, add to, eliminate or reduce the extent, size, shape or configuration of any aspect of or improvement (Including the Building) located on the Real Property or its operations; (c) change the arrangement, character, use or location of corridors, stairs, toilets, mechanical, plumbing, electrical or other operating systems or any other parts of the Building; (d) except as expressly provided herein, change the name, number or designation by which the Building is commonly known; or (e) alter or relocate any portion of the Common Areas or any other common facility. Subject to such limitations and the other limitations in this Lease, none of the foregoing acts shall be deemed an actual or constructive eviction of Tenant, entitle Tenant to any reduction of Rent or result in any liability of Landlord to Tenant. Subject to such limitations and the other limitations in this Lease, Landlord shall have the exclusive rights to the airspace above and around, and the subsurface below, the Premises and the Building, including, without limitation, the exclusive right to use all exterior walls, roofs and other portions of the Building for signs, notices and other promotional purposes. Subject to the other provisions of this Lease, Landlord shall have the sole and exclusive right to possession and control of the Common Areas and all other areas of the Building and Real Property outside the Premises.

ARTICLE 10

Lender Rights

10.1 Subordination. This Lease is subject and subordinate to each ground or land lease which may now or hereafter cover all or any portion of the Building or Real Property mortgage, deed of trust or other financing or security agreement which may now or hereafter encumber all or any portion of the Building or Real Property and to all renewals, modifications, consolidations, replacements and extensions thereof (collectively, the “Senior Instruments”), subject to the execution of an SNDA as provided for below. Landlord shall make good faith efforts to obtain a non-disturbance agreement from the holder of any Senior Instrument (the “Senior Parties”) for the benefit of Tenant in substantially the form attached hereto as Exhibit H to confirm such subordination, attornment and nondisturbance (an “SNDA”). If Landlord cannot obtain an SNDA in the form of Exhibit H from the holder of any Senior Instrument in effect as of the date hereof or if such Senior Party does not approve this Lease, then either Landlord or Tenant may terminate this Lease at any time within thirty (30) days after the date hereof.

10.2 Attornment. In the event of the enforcement by any Senior Party under any Senior Instrument provided for by law or by such Senior Instrument, Tenant shall attorn to any person or party succeeding to the interest of Landlord as a result of such enforcement including any purchaser of all or any portion of the Building or the Real Property at a public or private foreclosure sale or exercise of a power of sale under such mortgage or deed of trust (collectively, “Successor”) and shall recognize such Successor as the Landlord under this Lease without change in the terms or other provisions of this Lease except as provided in the SNDA. Notwithstanding the foregoing, a Senior Party may elect at any time to cause its interest in the Building or the Real Property to be subordinate and junior to Tenant’s interest under this Lease by filing an instrument in the real property records of King County, Washington effecting such election and providing Tenant with notice of such election. In no event shall any Senior Party or any Successor have any liability or obligation whatsoever to Tenant or Tenant’s successors or assigns for the return of all or any part of the Security Deposit unless, and then only to the extent that, such Senior Party or Successor actually receives all or any part of the Security Deposit.

10.3 REAs. Intentionally Omitted.

10.4 Estoppel Certificate. Within ten (10) Business Days of a written request from Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate addressed to Landlord and/or to any Senior Party or prospective Senior Party or, any purchaser or prospective purchaser of all or any portion of, or interest in, the Building or Real Property, on a form supplied by Landlord or such other addressee, certifying as to such facts (if true) and agreeing to such reasonable notice and cure provisions and other matters as the addressee may reasonably require, including but not limited to the form attached hereto as Exhibit F.

ARTICLE 11

Insurance

11.1 Landlord’s Property Insurance. Landlord shall maintain, or cause to be maintained, a policy or policies of insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, insuring the Building against loss or damage by fire or other insurable hazards (including earthquake loss if Landlord elects to maintain such coverage) and contingencies for the full insurable value thereof (or such minimum amount as shall be required to eliminate operation of coinsurance provisions), exclusive of excavations and foundations, including loss of rental income for a period of twelve (12) months. Landlord shall not be obligated to insure any of Tenant’s Personal Property, or any Tenant Extra Improvements or Alterations that Tenant may make upon the Premises. All insurance proceeds payable under Landlord’s insurance carried hereunder shall be payable solely to Landlord and Tenant shall have no interest therein.

11.2 Liability Insurance. Landlord shall maintain or cause to be maintained with respect to the Building a policy or policies of commercial general liability insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing meeting the requirements of Section 11.3(e), such insurance to afford minimum protection of not less than Five Million Dollars ($5,000,000.00), per occurrence, combined single limit, for bodily injury (including death and property damage). The coverages required to be carried shall be extended to include, but not to be limited to, blanket contractual liability, personal injury liability (libel, slander, false arrest and wrongful eviction), and broad form property damage liability. Landlord’s liability insurance policy shall name Tenant and Tenant Parties as additional insureds. Upon written request from Tenant no more than one time per year, Landlord shall provide Tenant reasonable evidence that the insurance required to be maintained hereunder by Landlord is in full force and effect. Landlord’s liability insurance shall be primary with respect to Claims arising in the Common Areas to the extent that the Claim is covered by such insurance, with any other insurance available to Tenant being excess.

11.3 Tenant’s Insurance.

(a) Property Insurance. Tenant shall provide “all risk” insurance coverage during the Term insuring against loss or damage by fire and such other risks as are from time to time included in an ISO Special Form (ISO CP 10 30 or equivalent) policy or any other comparable or better coverage (including without limitation sprinkler leakage and water damage), insuring the full replacement cost of any Tenant Extra Improvements, any Alterations and Tenant’s Personal Property, as the same may exist from time to time, naming Landlord as the loss payee with respect to the Tenant Extra Improvements and Alterations.

(b) Liability Coverage. Tenant shall maintain or cause to be maintained a policy or policies of commercial general liability and excess liability insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, such insurance to afford minimum protection of not less than Five Million Dollars ($5,000,000.00), per occurrence, combined single limit, for personal injury, bodily injury (including death) and property damage, or such higher amounts as Landlord may form time to time (but not more frequently than once every five (5) years) reasonably designate by not less than ninety (90) days notice. The coverages required to be carried shall be extended to include, but not to be limited to, blanket contractual liability, personal injury liability (libel, slander, false arrest and wrongful eviction), and broad form property damage liability. Tenant’s contractual liability insurance shall apply to Tenant’s indemnity obligations under this Lease and the certificate evidencing Tenant’s insurance coverage shall state that the insurance includes the liability assumed by Tenant under this Lease. Tenant’s policy shall be written on an occurrence basis. Tenant’s liability insurance policy shall name Landlord and Landlord Parties as additional insureds using the ISO CG 20 26 or its equivalent or such other form required by Landlord from time to time. Tenant’s liability insurance shall be primary with respect to Claims arising in the Premises to the extent that the Claim is covered by such insurance, with any other insurance available to Landlord being excess.

(c) Workers’ Compensation Insurance. Throughout the Lease Term, Tenant, at its own expense, shall keep and maintain in full force and effect workers’ compensation insurance in an amount equal to at least the minimum statutory amount then currently required in the State of Washington. In addition, Tenant shall maintain Employer’s Liability Insurance with limits of at least One Million Dollars ($1,000,000.00).

(d) Auto Liability Insurance. If Tenant operates any automobile or other motor vehicle servicing the Premises, Tenant shall maintain insurance covering liability arising out of the operation of any automobile or other motor vehicle, including owned, hired and nonowned vehicles, with a limit of not less than One Million Dollars ($1,000,000.00).

(e) Other. Such other form or forms of insurance as are generally required or obtained for similar projects, as Landlord or any mortgagee of Landlord may reasonably require from time to time, against the same or other insurable hazards which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height and type of buildings thereon and their construction, use and occupancy. Landlord may not invoke its rights under this clause more frequently that once every five (5) years.

(f) Policy Form. All policies required to be carried by Tenant, under this Article 11 shall be written with financially responsible companies with a Best & Company rating of “B+IX” or better and each insurer shall agree not to cancel or alter the policy without at least thirty (30) days prior written notice to Landlord and all named and additional insureds. Unless Tenant maintains a net worth equal to at least one hundred million dollars ($100,000,000), any deductible or self-insurance provisions under any property insurance policies maintained by Tenant shall not exceed one hundred thousand dollars ($100,000) without Landlord’s prior written approval.

(g) Certificates. Prior to commencement of the Term, and thereafter during the Term, within fifteen (15) days prior to the expiration date of any such coverage, Tenant shall deliver to Landlord copies of the insurance policies or a certificate or certificates of the insurance required hereunder together with copies of all endorsements required above. If Tenant fails to provide such proof of insurance within ten (10) Business Days after Landlord’s written demand, Landlord shall be authorized (but not required) to procure such coverage in the amounts stated with all costs thereof to be charged to Tenant and paid upon written invoice therefor as an Extra Service.

11.4 Indemnity and Exoneration.

(a) Landlord shall not be liable to Tenant for any loss, damage or injury to person or property caused by (i) theft, fire, vandalism, assault, battery, act of God, acts of the public enemy, acts of terrorists or criminals, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or (ii) the negligence or willful misconduct of Tenant or Tenant Parties, or (iii) repair or alteration of any part of the Building or failure to make any such repair except as expressly otherwise provided in this Lease. As used in this Section 11.4, the term “negligence” shall mean the failure of a party to perform in accordance with normal and prudent professional standards.

(b) Tenant shall indemnify, defend, protect and hold Landlord and Landlord Parties harmless from and against any and all Claims arising out of or related to claims of injury to or death of persons, damage to property to the extent occurring or resulting directly or indirectly from the use or occupancy of the Premises or activities of Tenant or Tenant Parties in or about the Premises, the Building or the Real Property; provided, however, that the foregoing indemnity shall not be applicable to claims to the extent arising by reason of the negligence or willful misconduct of Landlord, unless such claims are or should be covered by insurance required to be carried by Tenant under the terms of this Lease, in which case such claims shall be subject to the terms of this indemnity.

(c) Landlord shall indemnify, defend, protect and hold Tenant and Tenant Parties harmless from and against any and all claims, judgments, damages, penalties, fines, costs, expenses, liabilities or losses to the extent arising out the negligence or willful misconduct of Landlord, unless such claims are or should be covered by insurance required to be carried by Tenant under the terms of this Lease, in which case such claims shall not be subject to the terms of this indemnity; provided, however, that the foregoing indemnity shall not include claims to the extent arising by reason of the negligence or willful misconduct of Tenant or Tenant Parties unless such claims are or should be covered by insurance required to be carried by Landlord under the terms of this Lease, in which case such claims shall be subject to the terms of this indemnity.

(d) The foregoing indemnities shall survive expiration or termination of this Lease. To the extent, but only to the extent, necessary to fully indemnify the parties from claims made by the indemnifying party or its employees, the indemnities herein constitute a waiver of the indemnifying party’s immunity under the Washington Industrial Insurance Act, RCW Title 51, as between Landlord and Tenant only.

(e) LANDLORD AND TENANT ACKNOWLEDGE BY THEIR INITIALS BELOW THAT EACH INDEMNIFICATION PROVISION OF THIS LEASE (INCLUDING, BUT NOT LIMITED TO, THOSE RELATING TO WORKER’S COMPENSATION BENEFITS AND LAWS) AND EACH WAIVER OF CLAIMS HEREIN WAS SPECIFICALLY NEGOTIATED AND AGREED TO BY LANDLORD AND TENANT.

Tenant’s Initials	Landlord’s Initials

11.5 Indemnity for Liens. Tenant shall indemnify, defend and protect Landlord and hold and save Landlord harmless of and from any and all loss, claims, proceedings, cost, damage, injury, causes of action, liabilities or expense arising out of or in any way related to any lien filed for work or labor performed, materials or supplies furnished to or at the request of Tenant or in connection with performance of any work done for the account of Tenant in the Premises or the Building, other than that to be performed by Landlord at its expense.

11.6 Waiver of Subrogation Rights. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each waive all rights of recovery, claim, action or cause of action, against the other, Tenant Parties or Landlord Parties, as applicable, for any loss or damage that may occur to the Premises, or any improvements thereto, or the Building or Real Property or any personal property of such party therein, by reason of fire, the elements, or any other cause to the extent that such rights of recovery, claim, action or cause of action is or would be covered by insurance required to be obtained pursuant to this Lease or that would be covered but for any deductibles or self-insured retention permitted hereunder, regardless of cause or origin, including negligence of the other party, Landlord Parties or Tenant Parties, as applicable, and each party covenants that no insurer shall hold any right of subrogation against such other party. Tenant shall advise its insurers of the foregoing and such waiver shall be a part of each policy maintained by Tenant that applies to the Premises, any part of the Building or Real Property or Tenant’s use and occupancy of any part thereof.

ARTICLE 12

Casualty and Eminent Domain

12.1 Damage and Destruction. If a fire or other casualty in the Premises or the Building occurs, each party shall promptly give notice thereof to the other. The following provision shall apply to any fire or other casualty:

(a) If the damage is limited solely to the Premises and the Premises can, in the reasonable opinion of Landlord, be made tenantable with all damage repaired within six (6) months from the date of damage or destruction, then Landlord shall give Tenant notice thereof promptly after such determination is made and shall diligently rebuild the same; provided, however, that Landlord shall not be obligated to expend for such repair an amount in excess of the insurance proceeds recovered or recoverable as a result of such damage and any deductibles and self-insured retentions reimbursed in full as part of Operating Costs.

(b) If portions of the Building outside the boundaries of the Premises are damaged or destroyed (whether or not the Premises are also damaged or destroyed) and (i) the Premises and the Building can both, in the reasonable opinion of Landlord, be made tenantable with all damage repaired within six (6) months from the date of damage or destruction, and (ii) Landlord determines that such reconstruction is economically feasible, then Landlord shall give Tenant notice thereof promptly after such determination is made and shall diligently rebuild the same; provided, however, that Landlord shall not be obligated to expend for such repair an amount in excess of the insurance proceeds recovered or recoverable as a result of such damage and any deductibles and self-insured retentions reimbursed in full as part of Operating Costs.

(c) If (i) the Premises should be materially damaged by any occurrence not covered by Landlord’s insurance, or (ii) the Premises or the Building should be damaged to the extent that the damage cannot, in Landlord’s reasonable opinion be restored within six (6) months from the date of damage, or (iii) the Building should be damaged to the extent of more than fifty percent (50%) of the cost of replacement thereof, notwithstanding that the Premises may be undamaged, or (iv) if the damage occurs during the last two (2) years of the Term and Tenant does not exercise an Extension Option (if any Extension Options remain to be exercised), Landlord may elect either to repair or rebuild the Premises or the Building or to terminate this Lease upon giving notice in writing of such election to Tenant within sixty (60) days after the happening of the event causing the damage.

(d) During any period when the Premises are rendered untenantable because of any casualty, Rent shall abate proportionately until such time as the Premises are made tenantable as reasonably determined by Landlord, and no portion of the Rent so abated shall be subject to subsequent recapture; provided, however, that there shall be no such abatement for any period in excess of twelve (12) months.

(e) The proceeds from any insurance paid by reason of damage to or destruction of the Building or any part thereof, the Building Standard Improvements or any other element, component or property insured by Landlord shall belong to and be paid to Landlord subject to the rights of any mortgagee of Landlord’s interest in the Building or Real Property or the beneficiary of any deed of trust that constitutes an encumbrance thereon. If this Lease is terminated by either party as a consequence of a casualty in accordance with any of the provisions of this Section 12.1, all proceeds of insurance required to be maintained either by Landlord or Tenant shall be paid to Landlord subject to the rights of any mortgagee of Landlord’s interest in the Building or Real Property or the beneficiary of any deed of trust that constitutes an encumbrance thereon; provided, however, that Tenant shall be paid all proceeds of insurance payable in connection with Tenant’s Personal Property.

(f) If the Premises, or any part thereof, or any portion of the Building necessary for Tenant’s use of the Premises, are damaged or destroyed during the last twelve (12) months of the Term, or any extension thereof, Landlord or Tenant may terminate this Lease by giving written notice thereof to the other party within thirty (30) days after the date of the casualty, in which case this Lease shall terminate as of the later of the date of the casualty or the date of Tenant’s vacation of the Premises.

(g) If Landlord rebuilds the Premises under any provision of this Article 12, Landlord shall have no obligation to repair or restore Tenant’s Personal Property, Tenant Extra Improvements or Alterations and Tenant shall repair and restore Tenant Extra Improvements and any Alterations at Tenant’s expense so as to restore the Premises to the condition existing prior to such damage or destruction, or, at Landlord’s election, Landlord may repair and rebuild the Tenant Extra Improvements or Alterations, at Tenant’s sole cost and expense in accordance with Section 6.7 of this Lease.

(h) Notwithstanding any other provision of this Section 12.1, within a reasonable period of time after the occurrence of any casualty but not to exceed sixty (60) days, Landlord shall notify Tenant as to the expected period of time needed to make any repair or restoration. If (A) Landlord estimates that it will take more than one hundred eighty (180) days to complete the repair or restoration after the date such estimate is finalized, and (B) the damage or destruction renders a material portion of the Premises untenantable, then Tenant may elect to terminate this Lease by giving Landlord written notice of termination within twenty (20) days after receipt of Landlord’s notice. If Tenant does not provide written notice within such time period, Tenant shall have permanently waived its right to terminate this Lease pursuant to the prior sentence. In addition, if Landlord has not completed any restoration within one hundred twenty (120) days after the expiration of Landlord’s estimated period for completion (as such period may be extended by any period of Force Majeure or delay in receiving insurance proceeds), then Tenant may notify Landlord in writing that Tenant wishes to terminate the Lease. If Landlord has not completed restoration and delivered possession of the restored Premises to Tenant within thirty (30) days after the date of such notice then this Lease shall terminate and be of no further force and effect. If Landlord completes restoration and delivers possession of the restored Premises to Tenant within thirty (30) days after the date of such notice then this Lease shall continue in full force and effect.

12.2 Condemnation.

(a) If such portion of the Premises or any portion of the Building or Real Property shall be taken or condemned for any public purpose and the remainder of the Premises are rendered untenantable, as reasonably determined by Landlord and Tenant, this Lease shall, at the option of either party, terminate as of the date of such taking. If this Lease is not terminated in its entirety then it shall terminate only as to the portion of the Premises taken and Base Rent and Tenant’s Proportionate Share shall be adjusted to reflect the new Net Rentable Area of the Premises and/or the Building. If any portion of the Building or Real Property shall be taken or condemned for any public purpose to such an extent as to render the Building not economically viable in Landlord’s discretion, then whether or not the Premises or any part thereof is taken or conveyed, Landlord may by notice in writing to Tenant terminate this Lease, and the Base Rent and other charges shall be paid or refunded as of the date of such taking.

(b) If during the Term of this Lease the entire Premises shall be taken by eminent domain or destroyed by the action of any public or quasi-public authority or in the event of conveyance in lieu thereof, this Lease shall terminate as of the day possession shall be taken by such authority, and Tenant shall pay Rent up to that date with an appropriate refund by Landlord of such rent as shall have been paid in advance for a period subsequent to the date of the taking of possession.

(c) If a temporary taking of all or a portion of the Premises occurs, there shall be no abatement of Rent and Tenant shall remain fully obligated for performance of all of the covenants and obligations on its part to be performed pursuant to the terms of this Lease. All proceeds awarded or paid with respect thereto shall belong to Tenant.

(d) All compensation awarded for any such taking or conveyance whether for the whole or a part of the Premises shall be the property of Landlord, whether such damages shall be awarded as compensation for diminution in the value of the leasehold or of the fee of or underlying leasehold interest in the Premises, and Tenant waives all claims against Landlord and the condemning authority for damages for termination of its leasehold interest or interference with its business and hereby assigns to Landlord all of Tenant’s right, title and interest in and to any and all such compensation; provided, however, that Tenant shall be entitled to claim, prove and receive in the condemnation proceedings such separate award as may under the laws of the State of Washington be expressly allocated to Tenant’s personal property or relocation expenses, provided that such award shall be made by the court in addition to and shall not result in a reduction of the award made to Landlord.

ARTICLE 13

Default

13.1 Events of Default. The occurrence of any of the following shall constitute an event of default (“Event of Default”) on the part of Tenant:

(a) Abandonment. Intentionally Omitted;

(b) Nonpayment of Rent. Failure to pay any installment of Base Rent, Operating Costs or other items of Rent, upon the date when payment is due if such failure is not cured within three (3) Business Days after written notice of such failure provided, however, that Landlord shall not be required to give written notice of non-payment more than three (3) times in any twelve (12) month period and the fourth (4th) late payment in any twelve (12) month period shall be an immediate Event of Default without notice;

(c) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in Sections 13.1(a), 13.1(b) and 13.1(i), such failure continuing for thirty (30) days after written notice of such failure (or with respect to nonmonetary obligations only, such longer period as is reasonably necessary to remedy such default, provided that Tenant shall continuously and diligently pursue such remedy at all times until such default is cured);

(d) General Assignment. A general assignment for the benefit of creditors by Tenant;

(e) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of sixty (60) days;

(f) Receivership. The employment of a receiver to take possession of substantially all of Tenant’s assets or the Premises, if such receivership remains undissolved for a period of thirty (30) days after creation thereof;

(g) Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof;

(h) Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, if within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed; and

(i) Failure to Deliver. Failure to deliver any subordination or attornment agreement or estoppel certificate within three (3) Business Days after written notice that such document was not received when and as required under Article 10.

13.2 Remedies Upon Default.

(a) Termination. If an Event of Default is outstanding, Landlord shall have the right, with or without notice or demand, immediately (after expiration of the applicable grace periods specified herein) to terminate this Lease, and at any time thereafter recover possession of the Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by reason of Tenant’s default or of such termination.

(b) Continuation After Default. Even though Tenant has breached this Lease and/or abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under Section 13.2(a) hereof, and Landlord may enforce all of its rights and remedies under this Lease, including (but without limitation) the right to recover Rent as it becomes due. Acts of maintenance, preservation or efforts to lease the Premises or the appointment of receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate Tenant’s right to possession. If Landlord does not terminate this Lease, then, regardless of whether Tenant shall have abandoned the Premises, and without demand or notice except as required by any applicable statute, Landlord may re-enter and take possession of the Premises or any part thereof by any lawful means, expel from the Premises Tenant and anyone claiming through or under Tenant, and remove the personal property of either. Landlord may relet the Premises, or any part of them, in Landlord’s or Tenant’s name for the account of Tenant, for such period of time and at such other terms and conditions as Landlord, in its sole discretion, may determine. Landlord may collect and receive the rents from the Premises. Re-entry or taking possession of the Premises by Landlord under this Section shall not be construed as an election on Landlord’s part to terminate this Lease, unless a written notice of termination is given to Tenant. Landlord reserves the right following any re-entry or reletting, or both, under this Section to exercise its right to terminate the Lease. During the Event of Default, Tenant will pay Landlord the Rent and other sums that would be payable under this Lease if repossession had not occurred, less the net proceeds, if any, after reletting the Premises, after deducting Landlord’s Reletting Expenses. “Reletting Expenses” is defined to include all reasonable expenses incurred by Landlord in connection with reletting the Premises, including without limitation, all repossession costs, labor costs, brokerage commissions, attorneys’ fees, remodeling and repair costs, costs for removing and storing Tenant’s property and equipment and rent concessions granted by Landlord to any new tenant, prorated over the life of the new lease.

(c) Cure. Landlord may cure such default or perform such obligation on Tenant’s behalf and at Tenant’s expense as an Extra Service. Tenant shall reimburse Landlord on demand pursuant to Section 5.4. Following any Event of Default, Landlord shall make commercially reasonable efforts to mitigate its damages to the extent required by applicable Laws, provided, however, that Landlord shall not be required to give preference to re-leasing the Premises if Landlord has any other space available to lease and shall not be required to enter into a new lease with any party that is not satisfactory to Landlord in its sole discretion.

(d) Waiver of Redemption Rights. Tenant, for itself, and on behalf of any and all persons claiming through or under Tenant, including creditors of all kinds, hereby waives and surrenders all rights and privileges that they may have under any present or future law, to redeem the Premises or to have a continuance of this Lease for the Lease Term, as it may have been extended.

13.3 Damages Upon Termination. Should Landlord terminate this Lease pursuant to the provisions of Section 13.2(a) hereof, Landlord shall have all the rights and remedies of a landlord under applicable law and, in addition, Landlord shall be entitled to recover from Tenant: (a) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination; (b) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; (c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided; (d) all costs incurred by Landlord in reletting the Premises, including without limitation, brokerage commissions, attorneys’ fees, marketing and advertising expenses and expenses of cleaning, restoring or remodeling the Premises prorated over the initial term of the new lease; and (e) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom. The “worth at the time of award” of the amounts referred to in (a) and (b) shall be computed with interest at fifteen percent (15%) per annum or the highest lawful commercial interest rate, whichever is the lower. The “worth at the time of award” of the amount referred to in (c) shall be computed by discounting such amount at the “discount rate” of the Federal Reserve Bank of San Francisco in effect as of time of award plus one percent (1%) and, where rental value is a material issue, shall be based upon competent appraisal evidence.

13.4 Computation of Rent for Purposes of Default. For purposes of computing unpaid Rent that would have accrued and become payable under this Lease pursuant to the provisions of Section 13.3, unpaid Rent shall consist of the sum of:

(a) the total Base Rent for the balance of the Term, plus

(b) a computation of the Operating Costs for the balance of the Term, the assumed Operating Costs for the calendar year of the default and each future calendar year in the Term to be equal to the Operating Costs for the calendar year prior to the year in which default occurs compounded at a per annum rate equal to the mean average rate of inflation for the preceding five (5) calendar years as determined by reference to the Consumer Price Index - All Items for Seattle-Tacoma-Bremerton, All Urban Consumers, published by the Bureau of Labor Statistics of the United States Department of Labor (Base Year 1982-84=100), or such successor index as may be established to provide a measure of the current purchasing power of the dollar (provided, however, that if no successor index is published by the United States Department of Labor, Landlord may select in its reasonable discretion a substitute index or method of measuring inflation) (the “CPI Index”); plus

(c) the total payments for Parking Passes required to be purchased by Tenant pursuant to Section 14.23 for the balance of the Term; plus

(d) the total payments for Extra Services required as a result of Tenant Extra Improvements for the balance of the Term.

13.5 Late Charge. Tenant acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by a Senior

Instrument covering the Premises. Therefore, in addition to Landlord’s other remedies, if any payment of Rent is not received by the third (3rd) Business Day after the due date thereof, Tenant shall pay a late fee in an amount equal to the greater of two percent (2%) of the delinquency, the parties agreeing that such sum represents a reasonable estimate of Landlord’s costs. Notwithstanding the foregoing, Tenant shall not be assessed a late fee on the first three (3) late payments in any twelve (12) month period unless the payment is not received by the tenth (10th) day of the month. In addition, any sums not paid by Tenant when due shall bear interest from the due date until paid in full at an annual interest rate of fifteen percent (15%) or the highest commercial interest rate permitted by Law, if less. The provision for a late charge and interest and collection of such late charge or interest by Landlord, shall not be deemed a waiver of any breach or Event of Default by Tenant under this Lease. If Tenant pays Rent more than five (5) days after the due date thereof more than two (2) times in any twelve (12) month period then the next late payment shall constitute a noncurable default and Landlord shall be entitled to reject such late payment and exercise its remedies under Section 13.2. If any of Tenant’s Rent checks is returned by the bank without payment then Tenant shall pay a bounced check charge of seventy-five dollars ($75.00).

13.6 Remedies Cumulative. All of the remedies permitted or available to Landlord under this Lease, or at law or in equity, shall be cumulative and not alternative and invocation of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other permitted or available right or remedy.

13.7 Tenant’s Remedies. Landlord shall not be in default unless Landlord fails to cure a default by Landlord of its obligations under this Lease within thirty (30) days after its receipt of notice thereof from Tenant, or if such default is not capable of being cured within said thirty (30) day period, Landlord has failed to commence such cure and diligently pursue such cure until completion. In no event shall Landlord be liable for consequential damages. Tenant shall not sue, seek any remedy or enforce any right against Landlord until (a) Tenant gives written notice to all Senior Parties, and (b) a reasonable time for such Senior Party, at its option, to remedy the act or omission has elapsed following the giving of notice by Tenant to Senior Party required hereunder, including, without limitation, time to obtain possession from Landlord by power of sale or judicial foreclosure, it being agreed that the Senior Party shall have no obligation to Tenant to cure or remedy any act or omission of Landlord. Tenant shall look solely to Landlord’s interest in the Building and the rents, issues, profits and proceeds therefrom (including insurance and sale proceeds) for recovery of any judgment from Landlord whether from a breach hereof or from a right created by statute or at common law. Landlord (except as noted) and Landlord Parties shall not be personally liable for any such judgment. Except to the extent of any distributions or payments made to partners or members of Landlord that are transfers in fraud of creditors, Tenant agrees that no other property or assets of Landlord or any partner or member of Landlord shall be subject to levy, execution or other enforcement procedures for satisfaction of any such judgment or decree; no partner or member of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction over Landlord); no service of process shall be made against any partner or member of Landlord (except as may be necessary to secure jurisdiction over Landlord); no judgment shall be taken against partner or member of Landlord; no writ of execution shall ever be levied against the assets of any partner or member of Landlord; and these covenants, limitations and agreements are enforceable both by Landlord and by any partner or member of Landlord. Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any Senior Instrument.

ARTICLE 14

Miscellaneous

14.1 No Waiver. Failure of Landlord or Tenant to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord or Tenant, as the case may be, shall have the right to declare any such default at any time thereafter. No waiver by Landlord of an Event of Default, or any agreement, term, covenant or condition contained in this Lease, shall be effective or binding on Landlord unless made in writing and no such waiver shall be implied from any omission by Landlord to take action with respect to such Event of Default or other such matter. No express written waiver by Landlord of any Event of Default, or other such matter, shall affect or cover any other Event of Default, matter or period of time, other than the Event of Default, matter and/or period of time specified in such express waiver. One or more written waivers by Landlord of any Event of Default, or other matter, shall not be deemed to be a waiver of any subsequent Event of Default, or other matter, in the performance of the same provision of this Lease. Acceptance of Rent by Landlord hereunder, or endorsement of any check, shall not, in and of itself, constitute a waiver of any breach or Event of Default or of any agreement, term, covenant or condition of this Lease, except as to the payment of Rent so accepted, regardless of Landlord’s knowledge of any concurrent Event of Default or matter. Landlord may, at its election, apply any Rent received from Tenant to the oldest obligation outstanding from Tenant to Landlord, any endorsement or other statement of Tenant to the contrary notwithstanding. No course of conduct between Landlord and Tenant, and no acceptance of the keys to or possession of the Premises before the termination of the Term by Landlord or any employee of Landlord shall constitute a waiver of any such breach or of any term, covenant or condition of this Lease or operate as a surrender of this Lease.

14.2 Holding Over. If Tenant (or anyone claiming under Tenant) remains in possession after expiration or termination of this Lease without the written consent of Landlord, Tenant shall comply with all terms and conditions of this Lease except that Tenant shall pay Base Rent for each month or partial month of occupancy thereafter at a rate equal to two hundred percent (200%) of the Base Rent for the last month of the Term, together with such other amounts as may become due hereunder. No occupancy or payment of Rent by Tenant after expiration of the Term shall operate to renew or extend the Term. If Tenant remains in possession after the expiration or termination of this Lease without Landlord’s consent, in addition to the payment described in the first sentence of this Section 14.2, Tenant shall indemnify, defend, protect and hold Landlord and Landlord Parties harmless from and against any and all Claims for damages by any other tenant or third person to whom Landlord may have leased or offered to lease all or any part of the Premises effective on or after the termination of this Lease, together with all loss, cost, expense, damages and liabilities in connection with any such reletting, including, without limitation, attorneys’ fees and Landlord’s lost revenues. If Tenant holds over with the consent of Landlord in writing Tenant shall thereafter occupy the Premises under this Lease on a month-to-month basis and Base Rent shall be increased to the greater of (a) one hundred twenty-five percent (125%) of the Rent for the last month of the term, or (b) the then current fair market rent for the Premises as determined by Landlord in its reasonable discretion. For purposes of this Section 14.2, the term “remains in possession” shall include circumstances where Tenant has failed to fully vacate the Premises or failed to fully complete all removal and restoration work required under this Lease.

14.3 Attorneys’ Fees. If litigation arises in connection with the enforcement or interpretation of this Lease, the prevailing party shall recover its reasonable attorneys’ fees, court costs and any costs incurred to collect any sums due. As used herein, “prevailing party” shall mean the party who substantially prevails in the matter at issue, including without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

14.4 Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing signed by both parties.

14.5 Transfers by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Real Property. If Landlord sells or otherwise transfers the Building, or if Landlord assigns its interest in this Lease, other than an assignment solely for security purposes, such purchaser, transferee or assignee thereof shall be deemed to have assumed Landlord’s obligations hereunder, and Landlord shall thereupon be relieved of all liabilities hereunder arising thereafter, but this Lease shall otherwise remain in full force and effect. Landlord or any person or party succeeding to possession of the Building as a successor to Landlord shall be subject to Landlord’s obligations hereunder only during the period of such person’s or party’s ownership.

14.6 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

14.7 Notices. All notices, demands, consents and approvals that may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been given upon refusal of delivery or upon delivery if sent by personal delivery or when deposited with a nationally recognized overnight courier service or in the United States mail, certified or registered, postage prepaid, and addressed to the party to be notified at the address for such party specified on the Basic Lease Information Sheet, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days notice to the notifying party. Tenant shall deliver a copy of any notice given to Landlord to (a) Landlord’s property manager, (b) any Senior Party whose address is known to Tenant, and (c) 2800 Post Oak Boulevard, 50th floor, Houston, Texas 77056-6118, Attention: C. Hastings Johnson. Notwithstanding the foregoing, personal delivery of notices to Tenant may be made by leaving a copy of the notice, addressed to Tenant, at the Premises. Tenant appoints as its agent to receive service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of the Premises at the time, and, if there is no such person, then such service may be made by attaching the same on the main entrance of the Premises.

14.8 Building Planning. Intentionally Omitted.

14.9 No Option. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant. Landlord shall not be deemed to have made an offer to Tenant by furnishing Tenant with a copy of this Lease with particulars inserted. No contractual or other rights shall exist or be created between Landlord and Tenant until all parties hereto have executed this Lease and until it has been approved in writing by any Senior Party and fully executed copies have been delivered to Landlord and Tenant.

14.10 Integration and Interpretation. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Lease and may not be contradicted by evidence of any prior or contemporaneous agreement, arrangement, understanding or negotiation (whether oral or written). The parties further intend that this Lease constitutes the complete and exclusive statement of its terms, and no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Lease. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not construed for or against any party, regardless of which party may have drafted the provision in question, it being agreed that this is a negotiated agreement. The following exhibits and schedules are attached hereto and incorporated by this reference as if fully set forth herein:

Exhibit A	Floor Plan of the Premises
Exhibit B	Legal Description of the Real Property
Exhibit C	Work Letter
Exhibit D	Rules and Regulations
Exhibit E	Lease Commencement Certificate
Exhibit F	Form of Estoppel Certificate
Exhibit G	Asbestos Disclosure
Exhibit G-l	Asbestos Standards
Exhibit H	Form of SNDA
Exhibit I	Janitorial Specifications

14.11 Quitclaim. Intentionally Omitted.

14.12 No Easement for Light, Air and View. This Lease conveys to Tenant no rights for any light, air or view. Except as set forth herein, no diminution of light, air or view, or any impairment of the visibility of the Premises from inside or outside the Building, by any structure or other object that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of Rent under this Lease, constitute an actual or constructive eviction of Tenant, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

14.13 No Merger. The voluntary or other surrender or termination of this Lease by Tenant, or a mutual cancellation thereof shall not work a merger, but, at Landlord’s sole option, shall either terminate all existing subleases or subtenancies or shall operate as an assignment to Landlord of all suchsubleases or subtenancies.

14.14 Memorandum of Lease. Upon request of either party, the parties shall execute and record a memorandum hereof in a form acceptable to both parties (which shall not include any of the financial terms of this Lease) provided that simultaneously with such execution, Tenant shall execute and deliver to Landlord a recordable termination of the memorandum in a form acceptable to Landlord which Landlord may record at any time following the Expiration Date or any earlier termination of this Lease.

14.15 Survival. All of Tenant’s covenants and obligations contained in this Lease shall survive the expiration or earlier termination of this Lease with respect to those obligations that accrued prior to termination or that are expressly stated herein to survive termination. No provision of this Lease providing for termination in certain events shall be construed as a limitation or restriction of Landlord’s rights and remedies at law or in equity available upon a breach by Tenant of this Lease.

14.16 Financial Statements. If Landlord intends to sell all or any portion of the Building or the Real Property (or any interest therein), or obtain a loan secured by the Building or the Real Property (or any interest therein), then Tenant shall, within fifteen (15) days of Landlord’s written request, furnish Landlord with financial statements, dated no earlier than one (1) year before such request, certified as accurate by Tenant, or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement, reflecting Tenant’s then current financial condition, or the financial condition of the individuals comprising Tenant, in such form and detail as Landlord may reasonably request. Any financial statements provided by Tenant to Landlord hereunder shall be treated as confidential information by Landlord, except to the extent information contained therein is otherwise publicly available. Landlord may share such financial statements with its attorneys, brokers, consultants, financial advisors and any lender or prospective lender, prospective purchaser, investor or partner provided that each such party shall be informed of this confidentiality obligation. Landlord may also disclose such information in response to any court order.

14.17 No Joint Venture. This Lease shall not be construed to create a partnership, joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

14.18 Successors and Assigns. Except as otherwise provided herein, this Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns; and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns.

14.19 Applicable Law. All rights and remedies of Landlord and Tenant under this Lease shall be construed and enforced according to the laws of the State of Washington. Any actions or proceedings brought under this Lease, or with respect to any matter arising under or out of this Lease, shall be brought and tried only in courts located in the County of King, Washington (excepting appellate courts).

14.20 Time of the Essence; Force Majeure. Time is of the essence of each and every covenant herein contained. If either party to this Lease, as the result of any (i) strikes, lockouts, or labor disputes; (ii) failure of power or other utilities; (iii) inability to obtain labor or materials or reasonable substitutes therefor; (iv) war, governmental action, court order, condemnation, civil unrest, riot, fire or other casualty; (v) extreme or unusual weather conditions, acts of God or unforeseen soil conditions; (vi) holdover by any prior tenant, or (vii) other conditions similar to those enumerated in this Section beyond the reasonable control of the party obligated to perform (except for financial inability) (collectively, “Force Majeure”) fails punctually to perform any obligation on its part to be performed under this Lease, then such failure shall be excused and not be a breach of this Lease by the party in question but only to the extent occasioned by such event. If any right or option of either party to take any action under or with respect to this Lease is conditioned upon the same being exercised within any prescribed period of time or at or before a named date, then such prescribed period of time and such named date shall be deemed to be extended or delayed, as the case may be, for a period equal to the period of the delay occasioned by any event described above. Notwithstanding anything herein contained, however, the provisions of this Section shall not be applicable to Tenant’s obligation to pay Rent under this Lease or its obligations to pay any other sums, monies, costs, charges or expenses required to be paid by Tenant hereunder.

14.21 Confidentiality. Intentionally Omitted.

14.22 Interpretation. Except as specifically provided otherwise in this Lease, Landlord may act in its sole and absolute discretion when required to act hereunder or when deciding to grant its approval of any Tenant act. The term, “including” shall mean “including, without limitation.” All indemnities contained herein shall survive termination of this Lease with respect to any act, condition or event that is the subject matter of such indemnity and that occurs prior to the Expiration Date. Notwithstanding anything herein to the contrary, all provisions of this Lease which require the payment of money or the delivery of property after the Expiration Date shall survive termination of the Lease.

14.23 Parking. Tenant shall lease (1) parking pass per 1,500 square feet of Net Rentable Area in the Premises (each a “Parking Pass”). Rent for each Parking Pass (the “Parking Rent”) will be at the then prevailing rate for parking in the Garage but in no event more than the Maximum Parking Rates set forth in the Parking Rate Chart set forth below (the “Rate Chart”). Tenant shall only pay fifty percent (50%) of the initial Parking Rent for the first twelve (12) months following the first Floor Commencement Date. The Parking Rent shall increase on July 1 of each year as set forth in the Rate Chart.

In addition to the Parking Passes described above, Tenant may lease one (1) additional Parking Pass per 1,500 square feet of Net Rentable Area in the Premises in the Building Garage (the “Supplemental Parking”) at the rates set forth in the Rate Chart for unreserved spaces. If Tenant leases any Supplemental Parking, the Supplemental Parking area and all of Tenant’s unreserved parking shall be on the lowest level(s) of the Garage and all holders of Tenant’s unreserved Parking Passes shall be required to park in the designated parking area. Tenant acknowledges that in order to provide the Supplemental Parking Landlord will in all likelihood need to institute parking management services such as valet or tandem parking. Tenant shall pay all reasonable, out-of-pocket costs associated with creating, operating, and or maintaining the Supplemental Parking including the cost for any valet services required to achieve the Supplemental Parking (the “Valet Parking”). So long as Tenant pays such costs then the Parking Rent for the Supplemental Parking shall be reduced by twenty-four percent (24%). Tenant shall also have the right to lease five (5) Parking Passes allowing Tenant to park in reserved spaces in the Garage (the “Reserved Parking”) at the rate for unreserved parking as set forth in the Rate Chart. In addition, Tenant shall lease fifteen (15) additional Reserved Parking spaces at the Reserved Rate set forth in the Parking Chart. Landlord shall mark five (5) of the Reserved Parking stalls as reserved for Tenant’s customers. The initial Reserved Parking Rent rate is Three Hundred Ninety Dollars ($390.00) per month per stall. This Reserved Parking Rent rate shall increase annually as set forth in the Rate Chart.

Parking Rate Chart

Year	Unreserved	Reserved	Supplemental (with discount)
2006	$270	$390	$205
2007	$284	$410	$215
2008	$298	$430	$226
2009	$313	$451	$238
2010	$328	$474	$249
2011	$345	$498	$262
2012	$362	$523	$275
2013	$380	$549	$289
2014	$399	$576	$303
2015	$419	$605	$318
2016	$440	$635	$334
2017	$462	$667	$351

All Parking Rent shall be payable in advance on the first day of the month together with the payment of Base Rent and shall be prorated for partial months. Except as provided herein to the contrary, each Parking Pass shall entitle the vehicle on which the Parking Pass is presented to park in the parking garage located beneath the Building (the “Garage”) on a nonpreferential and nonexclusive basis. Landlord shall have exclusive control over the day-to-day operations of the Garage. Except as provided above for Reserved Parking, no specific spaces in the Garage shall be assigned to Tenant. Landlord may make, modify and enforce reasonable nondiscriminatory rules and regulations relating to the parking of vehicles in the Garage, and Tenant shall abide by such rules and regulations to the extent not inconsistent with this Lease and shall direct its employees and invitees to abide by such rules and regulations. In lieu of providing parking stickers or cards, Landlord may use any reasonable alternative means of identifying and controlling vehicles authorized to be parked in the Garage. Landlord may designate areas within the Garage for short term or nontenant parking only and Landlord may change such designations from time to time. Landlord reserves the right to alter the size of the Garage and the configuration of parking spaces and driveways therein. Landlord may assign any unreserved and unassigned parking spaces and/or make all or a portion of such spaces reserved or institute any other measures, including but not limited to valet, assisted or tandem parking, that Landlord determines are necessary or desirable for tenant requirements or orderly and efficient parking. No such changes may alter Tenant’s rights under this Lease. On a temporary basis during Garage repairs or maintenance, Landlord at any time may, with prior notice to Tenant and to the extent required for such work, substitute for Tenant’s Parking Passes an equivalent number of parking spaces in a parking structure or subterranean parking facility or within a surface parking area located a reasonable distance from the Building.

Landlord may operate the Garage or, in its discretion, may arrange for the Garage to be operated by a third party and, for purposes of this Section 14.23, such operator shall be entitled to exercise any rights granted to Landlord under this Section. Upon request, Tenant will execute and deliver a parking agreement with the operator of the Garage on the operator’s standard form of agreement, so long as it is not inconsistent with the terms hereof. If Landlord hires a third party to operate the Garage then the monthly parking charges shall be paid to such operator at such place as the operator may direct but the parking charges shall be considered additional Rent hereunder.

14.24 Brokers. Tenant and Landlord each represent and warrant to the other that it has had no dealing with any broker or agent other than the Broker(s) identified in the Basic Lease Information Sheet as Item 15. Tenant and Landlord shall each indemnify, defend and hold the other party harmless from and against any and all liabilities for commissions or other compensation or charges claimed by any other broker or agent based on dealings with the indemnifying party with respect to this Lease. The foregoing indemnity shall survive termination or earlier expiration of this Lease. Upon execution of this Lease by Landlord and Tenant, Landlord shall pay Tenant’s Broker a commission equal to Seven Dollars and 50/100 ($7.50) per square foot of Net Rentable Area.

14.25 USA Patriot Act Disclosures. Pursuant to United States Presidential Executive Order 13224 (“Executive Order”), Landlord and Tenant are each required to ensure that it does not transact business with persons or entities determined to have committed, or to pose a risk of committing or supporting, terrorist acts and those identified on the list of Specially Designated Nationals and Blocked Persons (the “List”), generated by the Office of Foreign Assets Control of the U.S. Department of the Treasury. The names or aliases of these persons or entities (“Blocked Persons”) are updated from time to time. Each party represents to the other that (i) neither it nor to its actual knowledge any person or entity that directly owns 10% or greater equity interest in it nor any of its officers, directors, or managing members (collectively the “Covered Parties”) is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the U.S. Treasury (including those named on OFAC’s Specifically Designated and Blocked Persons List) or under Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism,” or other governmental action, and (ii) that throughout the term of this Lease, the party and each of the Covered Parties shall comply with the Executive Order. At any time and from time-to-time during the Term, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this provision.

14.26 Bike Storage. Landlord shall provide Tenant with a designated area of approximately two hundred (200) square feet on Level A of the Garage (or another area selected by Landlord) for secured bike storage (the “Bike Storage Area”). The build-out of the Bike Storage Area shall be performed by Tenant in accordance with plans reasonably agreed upon by Landlord and Tenant. Tenant shall pay for the build-out of the Bike Storage Area and shall be responsible for all costs of securing and maintaining the Bike Storage Area. The Base Rent for the Bike Storage Area shall be $1.00 per month per square foot (the “Storage Rent”) and Tenant shall pay Landlord all Storage Rent concurrently with all Base Rent hereunder.

14.27 Conference Center; Rooftop Deck. Landlord shall provide Tenant with nonexclusive access to (a) a conference center in the Building with space to accommodate up to fifty (50) people seated in a stadium seating arrangement (the “Building Conference Center”), and (b) the rooftop heliport/deck area (the “Rooftop Deck”) if and to the extent permitted by applicable Laws (which do not permit the Rooftop Deck to be used as a heliport). Landlord shall not be required to incur any expense to modify the

Rooftop Deck to permit it to be used for any purpose. The Building Conference Center and the Rooftop Deck shall be available for use by Building tenants, including Tenant, in accordance with rates and procedures established by Landlord from time to time. The size, location and design of and improvements in the Building Conference Center, if any, shall be subject to Landlord’s sole discretion. Costs associated with leasing, operating, and maintaining the Building Conference Center and the Rooftop Deck shall be included in Operating Costs for which Tenant shall pay Tenant’s Proportionate Share. Tenant shall have the right to use the Building Conference Center for a reasonable period of time in approximate proportion to Tenant’s Proportionate Share of the Building and shall be entitled to the reasonable use thereof without charge for a time period equal to one-half (1/2) hour per month for each fifteen thousand (15,000) square feet of Net Rentable Area in the Premises. Any fees collected by Landlord for use of the Building Conference Center and the Rooftop Deck shall be offset against any Operating Costs.

14.28 Roof Access. Tenant shall have the nonexclusive right to use a portion of the roof of the Building to install, maintain and repair a satellite dish or antenna (the “Antenna”) for Tenant’s and its Affiliates general business purposes (but not for use by any third party) at Tenant’s sole cost and expense. Tenant may not grant any other party any right to use the Antenna for any purpose whatsoever. The Antenna may not be used for commercial purposes such as providing cellular phone service. The design, appearance, size, location and method of installation of the Antenna and the use thereof shall be subject to all applicable laws and regulations and Landlord’s prior approval which may be withheld in Landlord’s reasonable discretion. Landlord makes no representation or warranty whatsoever as concerns (i) the use of the roof by Tenant nor (ii) the safety thereof nor (iii) that the installation of the Antenna will be permitted under applicable laws or (iv) that such use or Antenna will function. Tenant shall be solely responsible for designing any improvements to the roof and the Antenna in a manner that complies with all laws and in a manner that is compatible with the design of the Building and other equipment located on the roof of the Building. If at any time Tenant’s use of the roof or the Antenna ceases to be permitted under applicable laws, Tenant’s rights under this Section shall terminate and be of no further force or effect. Upon termination of Tenant’s rights under this Section or upon Lease termination, Tenant at its sole cost and expense shall promptly remove any improvement installed by Tenant including the Antenna and all related wiring and equipment from the Building and shall restore the Building to its condition prior to such installation. Tenant shall be solely responsible for installation and maintenance of any improvements, including the Antenna installed by Tenant on the roof and shall ensure that such installation and maintenance do not void or limit any warranty Landlord may have on the roof or roof membrane. Tenant shall provide Landlord with full plans and specifications for any intended improvements to the roof related to the Antenna, for Landlord’s approval prior to installation thereof and such plans shall include details regarding Tenant’s proposed method of installation. Tenant shall be permitted to install, maintain, remove and replace cables or lines within the Building outside the Premises (at locations designated by Landlord) to connect any Antenna to the Premises. Prior to commencement of any work under this Section, Tenant shall obtain and deliver to Landlord all necessary governmental permits for any improvement, including the Antenna and related equipment. Tenant shall indemnify and hold harmless Landlord from any Claims arising out of or in connection with any use by Tenant of the roof and in connection with the installation and use of any improvement, including the Antenna and related equipment in the Building. Tenant acknowledges and agrees that Landlord has not represented or warranted that Tenant will have unlimited access to riser space or other space outside the Premises for the purpose of telecommunications equipment serving the Premises and Landlord shall have no obligation to construct or designate additional riser space or equipment space to accommodate the telecommunications equipment. Tenant acknowledges that riser space is a finite commodity and that Landlord may in its discretion limit Tenant’s total use of such space to accommodate and take into account use of the Building systems and the needs of other Building tenants.

14.29 Counterparts. This Lease may be executed in counterparts, all of which executed counterparts shall be deemed an original, but all of which, together, shall constitute one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

NOP 1001 FOURTH LLC, a Delaware limited liability company,

By:	NATIONAL OFFICE PARTNERS LIMITED PARTNERSHIP, Its sole member

	By:	Hines National Office Partners Limited Partnership, Its General Partner

		By:	Hines Fund Management, L.L.C., Its General Partner

			By:	Hines Interests Limited Partnership, Its sole member

				By:	Hines Holdings, Inc., Its General Partner

By:
James C. Buie, Jr. Executive Vice-President

Landlord Acknowledgement

State of California

County of San Francisco

On May 22, 2006, before me, Andrea M. Terwilliger (Name of Notary Public) personally appeared James C. Buie, Jr. (Name of signer).

☒ Personally known to me

To be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

Signature of Notary

[Tenant signature on following page]

TENANT:

SAFECO INSURANCE COMPANY OF AMERICA a Washington corporation

By:
Name:	Arthur Chong
Title:	Executive Vice President

Tenant Acknowledgement

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this 23 day of May, 2006, before me, a Notary Public in and for the State of Washington, personally appeared Arthur Chong, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument, on oath stated that he/she was authorized to execute the instrument, and acknowledged it as the Executive Vice President of SAFECO INSURANCE COMPANY OF AMERICA to be the free and voluntary act and deed of said corporation for the uses and purposes mentioned in the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

NOTARY PUBLIC in and for the State of Washington, residing at Lynnwood, WA
Mv appointment expires 6-27-2009
Print Name Karri J. Harrington

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE is made this                  day of April, 2007, between NOP 1001 FOURTH LLC (“Landlord”), and SAFECO INSURANCE COMPANY OF AMERICA, a Washington corporation (“Tenant”)

RECITALS

A. Landlord and Tenant are parties to that certain Office Building Lease dated May 23, 2006, (the “Lease”) pursuant to which Tenant leased certain space from Landlord in the 1001 Fourth Avenue Plaza Building in Seattle, Washington.

B. The parties now wish to amend the Lease to include new space and to permit Tenant to install a generator in the Building, subject to and in accordance with the following terms and conditions.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

1. Storage Space. Landlord shall lease to Tenant and Tenant shall lease from Landlord Six Hundred Twenty (620) square feet of Net Rentable Area on the seventh (7th) floor of the Building (the “7th Floor Storage Space”) and Six Hundred Fourth Two (642) square feet of Net Rentable Area on the loading dock (L1 and L2) level of the Garage (the “Garage Space”) as shown on the floor plans attached hereto as Exhibit A and incorporated herein by this reference. The 7th Floor Storage Space and the Garage Space are referred to herein collectively as the “Storage Space”. Tenant acknowledges and agrees that the square footage of the Storage Space is as set forth above and is not subject to remeasurement or change by Tenant.

2. Terms for Storage Space. All of the terms and conditions of the Lease applicable to the Premises shall apply to the Storage Space and the Storage Space shall be considered part of the Premises except that (a) Base Rent for the Storage Space shall be Thirteen Dollars ($13.00) per square foot of Net Rentable Area per year with annual increases of One Dollar ($1.00) per square foot; (b) Tenant shall not be required to pay Operating Expenses for the Storage Space and Tenant’s Proportionate Share shall not include the rentable area of the Storage Space; (c) the Storage Space shall not be considered when calculating the number of Parking Passes that Tenant is entitled to purchase under the Lease; (d) except as expressly provided in this Amendment, Landlord shall not be required to make or to pay or contribute any funds toward the cost of any alterations or modifications to the Storage Space including demising such space; (e) Tenant shall use the 7th Floor Storage Space solely for storage and installation of computer equipment and shall use the Garage Space solely for the installation and operation of a diesel fuel powered emergency generator, a diesel fuel tank and any related equipment (collectively, “Tenant’s Generator”) in accordance with Section 4 below. Tenant acknowledges that it will not be permitted to install desks or employee work stations in the Storage Space and that employees may not regularly work in such space although Tenant’s employees may access such space as necessary. Landlord shall deliver possession of the 7th Floor Storage Space to Tenant promptly following completion of the asbestos remediation pursuant to Section 3 below and shall deliver possession of the Garage Space to Tenant promptly following full execution of this Amendment. Base Rent for each portion of the Storage Space shall commence upon delivery of possession.

3. Asbestos. Landlord shall deliver the Storage Space to Tenant in its current “as is” condition except that asbestos in the Storage Space shall be abated or encapsulated in accordance with the Asbestos Standards set forth in the Lease prior to such delivery.

4. Generator. Tenant shall be permitted to install, maintain, remove and replace cables or lines within the Building outside the Premises to connect Tenant’s Generator to the Premises and to exhaust fumes, at no charge to Tenant, but at locations designated by Landlord. Prior to installation of Tenant’s Generator, Tenant shall obtain Landlord’s approval of (1) the actual equipment to be installed, (2) plans and specifications for Tenant’s Generator and any alterations to the Building necessary to accommodate Tenant’s Generator showing the equipment to be installed, method of installation and such other information concerning the installation, use and maintenance of Tenant’s Generator which Landlord may request, and (3) the contractor selected by Tenant to install Tenant’s Generator, and the non-financial terms of the contract between Tenant and its contractor. Prior to commencement of installation Tenant shall obtain and provide Landlord with copies of all necessary permits. Tenant shall obtain insurance (naming Landlord as an additional insured) insuring against any loss or damage arising out of or relating to any contamination or release of fuel for Tenant’s Generator and shall not be permitted to install the fuel tank until Tenant has provided a certificate of such policy to Landlord. Tenant’s Generator shall be painted in a color approved by Landlord. Landlord’s approval may be subject to such conditions as Landlord’s deems necessary or desirable to protect the Building.

Tenant shall be solely responsible for obtaining all permits and approvals required by any governmental entities to install, operate, maintain, or decommission Tenant’s Generator. Tenant shall repair and maintain Tenant’s Generator at Tenant’s sole cost and expense using contractors approved by Landlord, and Tenant shall comply with all laws, rules, regulations, ordinances and standards of all governmental authorities relating to Tenant’s Generator. Installation, maintenance and use of Tenant’s Generator shall be designed and operated in such a way as to prevent or minimize interference with the Building systems or the quiet enjoyment by any other tenant or occupant of the Building. If Tenant requests that Landlord perform Extra Services or if an emergency situation requires Landlord to perform any services in connection with the use, presence, operation, maintenance, or decommissioning of Tenant’s Generator, Tenant shall reimburse Landlord for the cost thereof in the manner provided in the Lease for reimbursement of Extra Costs. Tenant shall pay for all utilities used or consumed in connection with Tenant’s Generator. Tenant shall pay all personal property taxes, if any, separately assessed with respect to Tenant’s Generator; and if it can be demonstrated that Tenant’s Generator is assessed for tax purposes as part of the Building or Landlord’s personal property, Tenant shall reimburse Landlord for the allocable share of such taxes that are attributable to Tenant’s Generator within twenty (20) days after receipt of an accounting thereof. Tenant’s Generator shall be used only for periodic testing and in the event Tenant’s primary electrical service is interrupted. All testing shall take place at times designated by Landlord. Tenant’s Generator shall be used for backup power for Tenant, and may not be used as a primary power source or by any other person or entity without Landlord’s consent which shall be in Landlord’s complete and sole discretion.

If Landlord so requests by written notice to Tenant no later than the expiration or earlier termination of the Lease, Tenant promptly following such expiration or earlier termination of the Lease shall (i) decommission Tenant’s Generator and fuel tank and remove them from the Building; and (ii) repair any damage caused by such installation or removal and restore the Building to the condition existing prior to the installation of Tenant’s Generator. Notwithstanding the foregoing, no earlier than ninety (90) days prior to the expiration of the Lease, Tenant may request Landlord to notify Tenant whether the Landlord will require Tenant to complete the work described in the prior sentence and Landlord shall respond to such request within ten (10) days after receipt thereof or shall be deemed to have waived its right to require Tenant to complete such work. Tenant shall coordinate all such work with Landlord and shall use diligent efforts to minimize disruption or interference with the operations of the Building. If Tenant fails to remove Tenant’s Generator and complete such repair and restoration within sixty (60) days after written notice from Landlord, Landlord may do so on Tenant’s behalf as an Extra Service and Tenant shall reimburse Landlord for such costs within ten (10) days after receipt of a written request for payment and accounting of such costs or Landlord may elect to retain ownership of Tenant’s Generator and Tenant shall sign a quit claim bill of sale (with a warranty of clear title) upon request. Landlord agrees to permit Tenant reasonable access to the common areas of the Buildings or the Project to facilitate the use of Tenant’s Generator and the removal of Tenant’s Generator.

Tenant’s Generator shall be installed and used at Tenant’s sole risk, and Landlord shall not be liable under any circumstances for any damage to Tenant’s Generator or the loss of use related to Tenant’s Generator. If Tenant’s Generator fails to work properly or to provide power to the Premises, Landlord shall have no obligation or liability whatsoever with respect to such failure. Tenant shall pay all costs of designing, installing, operating and maintaining Tenant’s Generator. Tenant acknowledges that Tenant’s Generator will be separate and apart from any generator (and fuel tank) which Landlord may elect to install to serve the Building. Tenant acknowledges and agrees that Landlord has not represented or warranted that Tenant will have unlimited access to riser space or other space outside the Premises for the purpose of Tenant’s Generator, and Landlord shall have no obligation to construct or designate additional space to accommodate Tenant’s Generator.

Permitted Hazardous Materials under the Lease shall include diesel fuel to power Tenant’s Generator but only if and to the extent that such fuel is transported, stored and used in full compliance with all Hazardous Materials Laws.

5. Broker’s Commission. Tenant represents and warrants to Landlord that it has had no dealing with any broker or agent in connection with this Amendment and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liabilities for any commissions or other compensation or charges claimed by Tenant’s any broker or agent based on dealings with Tenant. Landlord and Tenant shall each bear their own costs and expenses with respect to the negotiation, preparation and execution of this Amendment.

6. Defined Terms; Conflict. Capitalized terms used herein and not otherwise defined shall have the meanings given in the Lease. If there is any conflict between the terms, conditions and provisions of this Amendment and the terms and conditions of the Lease, the terms, conditions and provisions of this Amendment shall prevail.

7. No Further Amendment. Except as expressly modified by this Amendment, all terms, covenants and provisions of the Lease shall remain unmodified and in full force and effect and are hereby expressly ratified and confirmed.

8. Entire Agreement. This Amendment sets forth the entire agreement of the parties as to the subject matter hereof and supersedes all prior discussions and understandings between them. This Amendment may not be amended or rescinded in any manner except by an instrument in writing signed by a duly authorized officer or representative of each party hereto. This Amendment shall control over any conflicting terms of the Lease. The parties confirm and acknowledge that there are no other promises, covenants, understandings, agreements, representations or warranties with respect to the subject matter of this Amendment except as expressly set forth herein. Each of the schedules or exhibits referred to herein (if any), is incorporated herein as if fully set forth in this Amendment. If any of the provisions of this Amendment be found to be invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be stricken and the remainder of this Amendment shall nonetheless remain in full force and effect unless striking such provision shall materially alter the intention of the parties. No waiver of any right under this Amendment shall be effective unless contained in a writing signed by a duly authorized officer or representative of the party sought to be charged with the waiver and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future right or of any other right arising under this Amendment.

9. Representation. Tenant acknowledges that it has been represented, or has had sufficient opportunity to obtain representation of counsel with respect to this Amendment. Tenant represents to Landlord that Tenant has read and understood the terms hereof and the consequences of executing this Amendment and that, except as expressly set forth herein, no representations have been made to Tenant to induce the execution of this Amendment. Tenant further waives any right it may have to require the provisions of this Amendment to be construed against the party who drafted it.

10. Authority. Each person signing this Amendment on behalf of the respective parties represents and warrants that he or she is authorized to execute and deliver this Amendment, and that this Amendment will thereby become binding upon Landlord and Tenant, respectively.

11. Counterparts. This Amendment may be executed in counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same document.

[Balance of page intentionally left blank -signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

NOP 1001 FOURTH LLC, a Delaware limited liability company,

By:	NATIONAL OFFICE PARTNERS LIMITED PARTNERSHIP, Its sole member

	By:	Hines National Office Partners Limited Partnership, Its General Partner

		By:	Hines Fund Management, L.L.C., Its General Partner

			By:	Hines Interests Limited Partnership, Its sole member

				By:	Hines Holdings, Inc., Its General Partner

					By:	/s/ James C. Buie, Jr.
James C. Buie, Jr,
Executive Vice-President

TENANT:	SAFECO INSURANCE COMPANY OF AMERICA, a Washington corporation

	By:	/s/ Phillip R. Goodman
	Name:	Phillip R. Goodman
	Title:	Assistant Vice President
Director, Corporate Real Estate

Landlord Acknowledgement

State of California

County of San Francisco

On May 24, 2007 (Date) before me, Kristine Magan (Name of Notary Public) personally appeared James C. Buie, Jr. (Name of signer).

☒ Personally known to me

☐ Proved to me on the basis of satisfactory evidence

To be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal.

/s/ Kristine Magan
Signature of Notary

Tenant Acknowledgement

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

On this 25th day of April, 2007, before me, a Notary Public in and for the State of Washington, personally appeared Phillip R. Goodman, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument, on oath stated that he/she was authorized to execute the instrument, and acknowledged it as the Assistant Vice President of Safeco Insurance Company of America to be the free and voluntary act and deed of said company for the uses and purposes mentioned in the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand an official seal the day and year first above written.

/s/ Diane C. Baer
NOTARY PUBLIC in and for the State of Washington, residing at Seattle

My appointment expires 2/27/2011

Print Name Diane C. Baer

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE is made this 30th day of November, 2007, between NOP 1001 FOURTH LLC (“Landlord”), and SAFECO INSURANCE COMPANY OF AMERICA, a Washington corporation (“Tenant.”)

RECITALS

A. Landlord and Tenant are parties to that certain Office Building Lease dated May 23, 2006, (as amended from time to time, the “Lease”) pursuant to which Tenant leased certain space from Landlord in the 1001 Fourth Avenue Plaza Building in Seattle, Washington.

B. The parties now wish to amend the Lease to document Tenant’s exercise of its Expansion Option under Section 1.1(b)(ii) of the Lease to include the 18th Floor of the Building in the Premises and to include certain other additional space in the Premises, subject to and in accordance with the following terms and conditions.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

1. 18th Floor. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the entire eighteenth (18th) floor of the Building (the “18th Floor”) which the parties agree contains Seventeen Thousand Five Hundred Thirty-eight (17,538) square feet of Net Rentable Area as shown on the floor plan attached hereto as Exhibit A and incorporated herein by this reference. Tenant acknowledges and agrees that the square footage of the 18th Floor is as set forth above and is not subject to remeasurement or change by Tenant.

2. Terms for 18th Floor. All of the terms and conditions of the Lease applicable to the Premises shall apply to the 18th Floor and the 18th Floor shall be considered part of the Premises except that (a) Base Rent for the 18th Floor shall be Twenty-five Dollars ($25.00) per square foot of Net Rentable Area per year with annual increases of One Dollar ($1.00) per square foot; (b) the 18th Floor shall be added to and become part of the Premises upon delivery of the 18th Floor by Landlord to Tenant in the condition required hereunder (the “18th Floor Delivery Date”) but Base Rent and Tenant’s Proportionate Share of Operating Expenses for the 18th Floor shall not commence until the date that is four (4) months after the 18th Floor Delivery Date; (c) the Expansion Allowance for the 18th Floor shall be equal to Forty Dollars ($40.00) per square foot of Net Rentable Area in the 18th Floor. Landlord shall deliver possession of the 18th Floor to Tenant promptly following completion of the work described in Section 3 below.

3. Delivery Conditions for 18th Floor. Landlord shall deliver the 18th Floor to Tenant in its current “as is” condition except that Landlord shall perform the work described in Section 1.1(c)(iii) of the Lease on the 18th Floor prior to such delivery. Landlord estimates but does not guaranty that the 18th Floor will be delivered to Tenant on or about February 1, 2008.

4. Ground Floor Retail Space. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord certain space located on the ground floor of the Building commonly known as Suite 20 (the “Ground Floor Retail Space”) as shown on the floor plan attached hereto as Exhibit B and incorporated herein by this reference. The parties agree that the Ground Floor Retail Space contains a total of Six Hundred Forty (640) square feet of Net Rentable Area. Tenant acknowledges and agrees that the square footage set forth herein is not subject to remeasurement or change by Tenant.

5. Terms for the Ground Floor Retail Space. All of the terms and conditions of the Lease applicable to the Premises shall apply to the Ground Floor Retail Space and the Ground Floor Retail Space shall be considered part of the Premises except that (a) Base Rent for the Ground Floor Retail Space shall be Eighteen Dollars ($18.00) per square foot of Net Rentable Area per year with annual increases of One Dollar ($1.00) per square foot; (b) the Ground Floor Retail Space shall be added to and become part of the Premises upon delivery of the Ground Floor Retail Space by Landlord to Tenant (the “Ground Floor Retail Space

Delivery Date”) but Base Rent and Tenant’s Proportionate Share of Operating Expenses for the Ground Floor Retail Space shall not commence until the date that is One Hundred Fifty (150) days after the Ground Floor Retail Space Delivery Date; (c) subject to all of the terms and conditions applicable to the Expansion Allowance for the 18th Floor, Landlord shall pay a tenant improvement allowance for the Ground Floor Retail Space in an amount equal to Thirty Dollars ($30.00) per square foot of Net Rentable Area in the Ground Floor Retail Space in accordance with Paragraph 14(b) of Exhibit C to the Lease. Following completion by Tenant of its improvements and alterations to the Ground Floor Retail Space, if the entire tenant improvement allowance for such space has not been expended and Tenant has provided full and final lien waivers from its contractor, subcontractors and materialmen (or the statutory period for filing liens has expired without any lien being filed) then the balance of the allowance may be applied by Tenant as a credit against Rent next falling due. Landlord shall deliver possession of the Ground Floor Retail Space to Tenant in its current “as is” condition within fourteen (14) days after execution hereof and shall not be required to perform any work in the Ground Floor Retail Space under Section 1.1(c)(iii) of the Lease.

6. Fourth Avenue Retail Space. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord certain space located on the ground floor of the Building along Fourth Avenue commonly known as Suite 520 (the “Fourth Avenue Retail Space”) as shown on the floor plan attached hereto as Exhibit C and incorporated herein by this reference. The parties agree that the Fourth Avenue Retail Space contains Five Hundred (500) square feet of Net Rentable Area. Tenant acknowledges and agrees that the square footage set forth herein is not subject to remeasurement or change by Tenant.

7. Terms for the Fourth Avenue Retail Space. All of the terms and conditions of the Lease applicable to the Premises shall apply to the Fourth Avenue Retail Space and the Fourth Avenue Retail Space shall be considered part of the Premises except that (a) Base Rent for the Fourth Avenue Retail Space shall be Twenty-Five Dollars ($25.00) per square foot of Net Rentable Area per year with annual increases of One Dollar ($1.00) per square foot; (b) the Fourth Avenue Retail Space shall be added to and become part of the Premises upon delivery of the Fourth Avenue Retail Space by Landlord to Tenant (the “Fourth Avenue Retail Space Delivery Date”) but Base Rent and Tenant’s Proportionate Share of Operating Expenses for the Fourth Avenue Retail Space shall not commence until the date that is One Hundred Fifty (150) days after the Fourth Avenue Retail Space Delivery Date; (d) subject to all of the terms and conditions applicable to the Expansion Allowance for the 18th Floor, Landlord shall pay a tenant improvement allowance for the Fourth Avenue Retail Space in an amount equal to Thirty Dollars ($30.00) per square foot of Net Rentable Area in the Fourth Avenue Retail Space in accordance with Paragraph 14(b) of Exhibit C to the Lease. Following completion by Tenant of its improvements and alterations to the Fourth Avenue Retail Space, if the entire tenant improvement allowance for such space has not been expended and Tenant has provided full and final lien waivers from its contractor, subcontractors and materialmen (or the statutory period for filing liens has expired without any lien being filed) then the balance of the allowance may be applied by Tenant as a credit against Rent next falling due. Landlord shall deliver possession of the Fourth Avenue Retail Space to Tenant in its current “as is” condition within fourteen (14) days after execution hereof and shall not be required to perform any work in the Fourth Avenue Retail Space under Section 1.1(c)(iii) of the Lease.

8. Broker’s Commission. Tenant represents and warrants to Landlord that it has had no dealing with any broker or agent in connection with this Amendment other than CB Richard Ellis (“CBRE”). Landlord shall pay a commission to CBRE if and to the extent required under the written commission agreement between Landlord and CBRE. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liabilities for any commissions or other compensation or charges claimed by any broker or agent other than CBRE based on dealings with Tenant and any claim by CBRE for a commission other than as required by the written commission agreement. Landlord and Tenant shall each bear their own costs and expenses with respect to the negotiation, preparation and execution of this Amendment.

9. Defined Terms; Conflict. Capitalized terms used herein and not otherwise defined shall have the meanings given in the Lease. If there is any conflict between the terms, conditions and provisions of this Amendment and the terms and conditions of the Lease, the terms, conditions and provisions of this Amendment shall prevail.

10. No Further Amendment. Except as expressly modified by this Amendment, all terms, covenants and provisions of the Lease shall remain unmodified and in full force and effect and are hereby expressly ratified and confirmed.

11. Entire Agreement. This Amendment sets forth the entire agreement of the parties as to the subject matter hereof and supersedes all prior discussions and understandings between them. This Amendment may not be amended or rescinded in any manner except by an instrument in writing signed by a duly authorized officer or representative of each party hereto. This Amendment shall control over any conflicting terms of the Lease. The parties confirm and acknowledge that there are no other promises, covenants, understandings, agreements, representations or warranties with respect to the subject matter of this Amendment except as expressly set forth herein. Each of the schedules or exhibits referred to herein (if any), is incorporated herein as if fully set forth in this Amendment. If any of the provisions of this Amendment be found to be invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be stricken and the remainder of this Amendment shall nonetheless remain in full force and effect unless striking such provision shall materially alter the intention of the parties. No waiver of any right under this Amendment shall be effective unless contained in a writing signed by a duly authorized officer or representative of the party sought to be charged with the waiver and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future right or of any other right arising under this Amendment.

12. Representation. Tenant acknowledges that it has been represented, or has had sufficient opportunity to obtain representation of counsel with respect to this Amendment. Tenant represents to Landlord that Tenant has read and understood the terms hereof and the consequences of executing this Amendment and that, except as expressly set forth herein, no representations have been made to Tenant to induce the execution of this Amendment. Tenant further waives any right it may have to require the provisions of this Amendment to be construed against the party who drafted it.

13. Authority. Each person signing this Amendment on behalf of the respective parties represents and warrants that he or she is authorized to execute and deliver this Amendment, and that this Amendment will thereby become binding upon Landlord and Tenant, respectively.

14. Counterparts. This Amendment may be executed in counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

NOP 1001 FOURTH LLC, a Delaware limited liability company,

By:	NATIONAL OFFICE PARTNERS LIMITED PARTNERSHIP, Its sole member

	By:	Hines National Office Partners Limited Partnership, Its General Partner

		By:	Hines Fund Management, L.L.C., Its General Partner

			By:	Hines Interests Limited Partnership, Its sole member

				By:	Hines Holdings, Inc., Its General Partner

					By:	/s/ James C. Buie, Jr.
James C. Buie, Jr,
Executive Vice-President

TENANT:	SAFECO INSURANCE COMPANY OF AMERICA, a Washington corporation

	By:	/s/ Scott Owen
	Name:	Scott Owen
	Title:	Vice President

Landlord Acknowledgement

State of California

County of San Francisco

On 12/11/07 (Date) before me, Kristine Magan (Name of Notary Public) personally appeared James C. Buie, Jr. (Name of signer).

☒ Personally known to me

☐ Proved to me on the basis of satisfactory evidence

To be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal.

/s/ Kristine Magan
Signature of Notary

Tenant Acknowledgement

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

On this 30th day of November, 2007, before me, a Notary Public in and for the State of Washington, personally appeared Scott Owen, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument, on oath stated that he/she was authorized to execute the instrument, and acknowledged it as the VP, Operations of Safeco Insurance Company of America to be the free and voluntary act and deed of said company for the uses and purposes mentioned in the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Alicia Makjavich
NOTARY PUBLIC in and for the State of Washington, residing at Seattle
My appointment expires June 1, 2011
Print Name Alicia Makjavich